Exhibit 10.4

AMENDED AND RESTATED

BUILD TO SUIT

LEASE FOR COMBINATION

LAB/OFFICE SPACE

AT

700 PENNSYLVANIA DRIVE

UPPER UWCHLAN TOWNSHIP, CHESTER COUNTY, PA

LANDLORD: 700 PENNSYLVANIA DRIVE ASSOCIATES

TENANT: ADOLOR CORPORATION

620 Pennsylvania Drive

Exton, PA 19341

FEBRUARY 27, 2003

TABLE OF CONTENTS

1.	Property Ownership	1

2.	Construction of Improvements	1

3.	Completion of Construction	2

4.	Initial Term	17

5.	Renewal of Initial Term	19

6.	Rent	21

7.	Additional Rent	25

8.	Put-Back Space Reduction	26

9.	Use	26

10.	Compliance with Law	26

11.	Late Payment	32

12.	Tenant Alterations	33

13.	Mechanic’s Liens	35

14.	Condition of Premises	35

15.	Maintenance of Premises	37

16.	Assignment and Subletting	40

17.	Landlord Access To Premises	41

18.	Surrender of Premises	41

19.	Indemnification	42

20.	Insurance	43

21.	Casualty Damage	45

22.	Condemnation	45

23.	Estoppel Certificates	46

24.	Default	47

25.	Landlord Remedies	48

26.	Landlord’s Default and Tenant’s Remedies	49

27.	Confession Of Judgment	50

28.	Waiver	51

29.	Quiet Enjoyment	52

i

30.	Force Majeure	52

31.	Successors	52

32.	Landlord’s Liability	52

33.	Subordination and Non-Disturbance	53

34.	Rules and Regulations	54

35.	Governing Law	54

36.	Severability	54

37.	Holding Over	55

38.	Notices	55

39.	Brokers	56

40.	Signs	56

41.	Security Deposit	56

42.	Option To Purchase	57

43.	Intentionally Omitted	58

44.	Satellite Dish	58

45.	Rent Credit	59

46.	Use of Information In Advertising	59

47.	Captions	59

48.	Entire Agreement	59

49.	Counterparts	59

50.	Memorandum of Lease	59

51.	Time of Essence	59

52.	Limited Guaranty of The Hankin Group	60

53.	Zoning Amendment	60

Exhibits

Exhibit A – Site Plan

Exhibit B – Landlord’s Building Plans

Exhibit C – Construction Rider

Exhibit D – Preliminary Plans and Project Schedule

Exhibit E – Final Plans

Exhibit F – Form of Construction Letter of Credit

Exhibit G – Change Order Form

Exhibit H – Change Order Application for Payment

Exhibit I – Commencement Date Agreement

Exhibit J – Intentionally Omitted

Exhibit K – Form of Estoppel Certificate

Exhibit L – Rules and Regulations

Exhibit M – Special Covenant

Exhibit N – Title Commitment

Exhibit O – Intentionally Omitted

Exhibit P – Limited Guaranty of the Hankin Group

Exhibit Q – Plan Development Schedule

DEFINITIONS

Additional Rent	24,27
Agreement	1
Alternative Vivarium Space	63
Amortized Termination Reimbursement	52
Appeal Period	62
Appellant Judgement	63
Approved Subcontractors	3
Architect	4
Architect’s Certificate of Substantial Completion	9
Architect’s Fee	4
Architect’s Schedule of Values Approval	7
Assignment Payment	41
award	47
Base Rent	23
Bid Price	6
Building	1
Casualty	46
Center	1
Change Order Application for Payment	15
Change Order Cost	14
Change Orders	14
Commencement Date	18
Commencement Date Agreement	19
Comparison Space	4
Construction Letter of Credit	11
Construction Period Termination Reimbursement	9
Construction Rider	3
Contractor’s Application	10
Contractor’s Fee	5
Cost of the TI Work	3
CPI Adjustment	59
Declaration	23
Declaration Assessments	23
Default Rate	27
Deposit	59
Developed Put-Back Space	2
Development Approvals	37
Eagleview	3
Environmental Laws	30
Event of Default	48
Excused Delays	8
Exercise Date	59

Existing Renovated Office Space	2
Existing Renovated Office Space Occupancy Date	17
Expiration Date	18
Final Bids	6
Final Plans	5
Final Plans Approval	5
Final Plans Process	5
First Phase	2
Force Majeure	54
GEI	18
GEI Agreements	18
GEI Interference	19
Governmental Authority	22
Hankin Guaranty Items	62
Hazardous Materials	30
HVAC	2
Improvements	1
Initial Term	18
Intermediate Plans	5
Lab Space	2
Land	1
Landlord	1
Landlord’s Budget Certificate	6
Landlord’s Committed Budget Price	4
Landlord’s Statement	26
Landlord’s Work	2
Laws	28
Lease	1
Legal Requirements	3
Limited Access Date	10
Market Base Rental Rate	20
Measuring Date	7
Mortgage	54
Mortgagee	54
New Office Space	2
Non-Disturbance Agreements	55
Operating Expenses	22, 23
Option to Purchase	58
Original Lease Execution Date	1
Outside Date	9
Parties	1
Party	1
Permitted Exceptions	38
Permitted Tenant Alterations	35

v

Permitted Use	28
Personal Property	56
Phase	2
Phase Commencement Date	18
Phase Occupancy Date	4
Preliminary Plans	4
Premises	1
Project	1
Public Accommodations Laws	28
Punch Lists	17
Purchase Price	59
Put-Back Space	2
Put-Back Space Reduction	27
Real Estate Taxes	22
Reconstruction	46
Reduction Effective Date	27
Renewal Notice	20
Renewal Terms	20
Rent	26
Replacement Facility	63
Restate Lease	1
Schedule of Values	7
Second Phase	2
Security Deposit	58
Sewage Capacity	37
Structural Components	39
Subsequent Appeal	63
Substantial Completion	9
Substantial Completion Target Date	10
Telecommunications Equipment	60
Tenant	1
Tenant Allowance	3
Tenant Alterations	34
Tenant Delays	8
Tenant Fixturing Work	2
Tenant Loss	47
Tenant Payment Obligations	9
Tenant’s Construction Cost Share	5
Tenant’s Construction Period Interest	8
Tenant’s Proportionate Share	22
Term	20
Term Expiration Rate	56
Termination Reimbursement	30
TI Work	2

Title Commitment	59
Vivarium Phase	2
Vivarium Space	62
Warranty Period	13
Zoning Amendment	62
Zoning Amendment Appeal	62

AMENDED AND RESTATED LEASE

THIS AMENDED AND RESTATED LEASE AGREEMENT (the “Restated Lease”), made this 27th day of February, 2003 between 700 PENNSYLVANIA DRIVE ASSOCIATES (“Landlord”) and ADOLOR CORPORATION (“Tenant”).

RECITALS

A. Landlord owns an 80,000 square foot building (the “Building”) and other improvements (collectively together with the Building, the “Improvements”) on property consisting of 7.95 acres and known as 700 Pennsylvania Drive (Lot #4) Upper Uwchlan Township, owned by Landlord and more particularly described in the site plan and description attached as Exhibit A-1 (the “Land”) located within the eight hundred (800) acre corporate/residential community known as Eagleview (the “Center”) and desires to lease the Land and the Improvements (collectively, the “Premises”) to Tenant in accordance with the terms and subject to the conditions of this Agreement.

B. Tenant desires to lease the Premises from Landlord (the “Project”) in accordance with the terms, and subject to the conditions contained in, this Agreement.

C. Landlord and Tenant entered into the original Lease (the “Original Lease”) with respect to the Property on December 24, 2002 (the “Original Lease Execution Date”) and wish to amend and restate the Original Lease pursuant to the terms and conditions of this Restated Lease (the Original Lease as amended and restated by this Restated Lease referred to herein as the “Lease” or this “Agreement”).

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, Landlord and Tenant (sometimes referred to individually as a “Party” or jointly as the “Parties”) agree to amend and restate the Original Lease by entering into this Agreement, which shall amend and replace each and every provision of the Original Lease with the following terms and provisions as follows:

1.	Property Ownership.

Landlord leases the Land, and the Improvements now existing or to be constructed on the Land, to Tenant, and Tenant leases the Land, and the Improvements now existing or to be constructed on the Land, from Landlord, on the terms and conditions set forth in this Agreement.

2.	Construction of Improvements.

2.1. Building Spaces. The Building will consist of the following spaces:

A. 17,367 square feet of Existing Renovated Office Space located at the front of the Building in which some minor additional finish work will be performed (“Existing Renovated Office Space”);

B. 25,893 square feet of space located in the middle of the Building anticipated to be utilized as laboratories, inclusive of a 5,020 square foot vivarium (“Lab Space”);

C. 11,938 square feet of space located adjacent to the Lab Space and to be fitted out for use as ancillary laboratory offices (“New Office Space”);and

D. 24,802 square feet of space outlined in red on the drawing identified as Project No. 14452 and attached as Exhibit A-1 located in the rear of the Building, a 20,802 square foot portion of which will initially be unoccupied and unimproved by Tenant (“Put-Back Space”). A 4,000 square foot portion of the Put-Back Space designated on Exhibit A-1, will be developed as additional office space (“Developed Put-Back Space”).

E. The construction and occupancy of the Existing Renovated Office Space is referred to as the “First Phase”. The construction and occupancy of the New Office Space, the Lab Space (exclusive of the vivarium) and the Developed Put-Back Space is referred to collectively as the “Second Phase”. The construction and occupancy of the vivarium portion of the Lab Space is referred to as the “Vivarium Phase”. The First Phase, the Second Phase and the Vivarium Phase are each referred to herein as a “Phase”.

2.2. TI Work; Tenant Fixturing Work. Landlord agrees to furnish all of the material, labor, and equipment necessary for the performance in accordance with this Agreement of the installation, construction and completion of all interior and fit-out work with respect to the Existing Renovated Office Space, the Lab Space, the New Office Space and the Developed Put-Back Space, including wall partitions, doors, flooring, heating ventilation and cooling systems (“HVAC”), interior utility systems, and sprinkler systems, wall and floor covering, utility distribution, hardware finishes certain furniture, trade fixtures and equipment (the “TI Work”) as more particularly described in the Final Plans (defined herein). Telephone and data systems, and installation of furnishings not affixed to the Building (the “Tenant Fixturing Work”) may be installed by Tenant at Tenant’s sole cost. The Landlord’s Building Plans prepared by the Architect (defined herein) attached as Exhibit B shall specify and differentiate in detail that work which constitutes TI Work.

2.3. Landlord’s Work. The TI Work and any other work performed by Landlord pursuant to this Lease (collectively the “Landlord’s Work”) shall be performed by Landlord’s affiliated construction company, Eagleview Commercial Construction Company (“Eagleview”), in a good and workmanlike manner in accordance with the Final Plans and pursuant to the construction rider (the “Construction Rider”) attached hereto as Exhibit C, which will be executed by Landlord, Tenant and Eagleview, and the Architect which addresses the coordination of duties among such signatories in connection with construction related issues concerning the Landlord’s Work. Landlord agrees to complete the Landlord’s Work in accordance with all applicable statutes and building codes, zoning, subdivision, and other similar land use related laws, governmental rules, regulations, ordinances, orders and covenants, and conditions and restrictions governing the location, construction and operation of the Premises (“Legal Requirements”). The Tenant Fixturing Work performed by Tenant shall be completed in accordance with the same standards, as applicable to Landlord and in accordance with the terms of this Agreement.

3.	Completion of Construction.

3.1. Tenant Allowance. Landlord shall contribute $1,740,000.00 (the “Tenant Allowance”) towards the cost of completing the TI Work pursuant to this Lease and the Construction Rider, as applicable (the “Cost of the TI Work”). The Tenant Allowance shall be applied towards the Cost of the TI Work on a dollar for dollar, matching basis. Accordingly, as the first $3,480,000 of TI Work is completed, one-half of each approved requisition shall be charged to the Tenant Allowance and the other one-half shall be charged to the Tenant’s Construction Cost Share (defined herein), and thereby require an increase in the amount of the Construction Letter of Credit (defined herein) pursuant to the procedure specified in Section 3.11.C. In consideration for the Tenant Allowance, Tenant shall pay additional monthly payments of Base Rent in the amount of $23,275.03 (the “Tenant Allowance Payment”), commencing on the Phase Completion Date for the Second Phase and continuing until the a total of one hundred and twenty monthly payments of such Tenant Allowance Payment have been made to Landlord.

3.2. List of Subcontractors. Within ten (10 days after the Original Lease Execution Date, Landlord shall submit to Tenant for review a list of potential subcontractors to perform the TI Work, such list containing at least two subcontractors for each major trade (meaning a subcontract, the expected price for which is greater than $50,000.00) anticipated to supply or perform the TI Work, and such additional information regarding such subcontractor as Tenant may reasonably request, relating to such subcontractor’s technical and financial capability to perform same. Tenant may recommend additional subcontractors, who are experienced in the type of work constituting the TI Work, to be added to such list within five (5) days of receipt of Landlord’s list of subcontractors, and shall provide Landlord and Eagleview with similar information for evaluation. Landlord and Tenant shall promptly agree on the approved contractors to perform the TI Work (the “Approved Subcontractors”).

3.3. Simultaneous Construction; Phased Occupancy. Landlord and Tenant will use all reasonable efforts, and Tenant will cause Architect to use all reasonable efforts to design, construct and install the Landlord’s Work in the Existing Renovated Office Space, New Office Space, the Developed Put-Back Space, and the Lab Space, on a “fast track” basis so that the First Phase will be ready for occupancy by Tenant no later than two (2) months after the Measuring Date (defined herein) applicable to the First Phase, the Second Phase will be ready for occupancy by Tenant no later than four (4) months after the Measuring Date applicable to the Second Phase, and the Vivarium Phase will be ready for occupancy no later than six (6) months after the Measuring Date (collectively the “Phase Occupancy Date”). Landlord shall immediately commence construction and installation of the Landlord’s Work upon Tenant approving the Final Plans. Based on current good faith estimates, Landlord and Tenant anticipate that (i) the Measuring Date for the First Phase will be February 1, 2003 and accordingly the Phase Occupancy Date for the First Phase will be March 31, 2003 (subject to Tenant’s recognition that there may be some interference in the Tenant’s Business Operations in the Existing Renovated Office Space by virtue of ongoing construction in the First Phase and the Second Phase), (ii) the Measuring Date for the Second Phase will also be February 1, 2003 and accordingly the Phase Occupancy Date for the Second Phase will be May 31, 2003, and (iii) the Measuring Date for the Vivarium Phase will also be February 1, 2003 and accordingly the Phase Occupancy Date for the Vivarium Phase will be July 31, 2003.

3.4. Preparation and Approval of Preliminary Plans.

A. Tenant, prior to the Original Lease Execution Date engaged Ewing Cole Cherry Brott, Architects, Engineers & Planners, or another architect and/or engineer reasonably acceptable to Landlord (“Architect”), whose fee (the “Architect’s Fee”) shall not be part of the Cost of the TI Work, but rather will be paid directly by Tenant to Architect pursuant to Tenant’s agreement with Architect. Architect has been engaged by Tenant and shall for all purposes report to, and be Tenant’s agent with respect to the performance of the TI Work. Architect by executing the Construction Rider will agree, however, to allow Landlord to directly rely on Architect’s work product as if Architect had been engaged directly by Landlord. Landlord has delivered to Architect the final plans developed for the Phase II office space (22,500 sf) and Phase III Lab Space (15,000 sf) at the Viropharma facility located at the Center and constructed by Eagleview (the “Comparison Space”). Such plans shall not be copied by Tenant or Architect or used in any way violative of the author’s rights therein, and shall be used by the Parties and Architect only as a frame of reference in developing a plan for the TI Work substantially consistent in design, quality of materials and pricing as the Comparison Space. Landlord, Tenant and Architect have approved preliminary design development plans (also referenced as a Schematic Design Package) and outline specifications, with a narrative supplemental attachment thereto, both attached as Exhibit D-1 hereto (collectively “Preliminary Plans”) for the TI Work. Landlord and Tenant have agreed on a process, together with anticipated timelines, for the production of the Final Plans (defined herein), attached hereto as Exhibit Q. Based on the Preliminary Plans, Landlord has agreed to complete the TI Work at a cost not to exceed $4,350,000,000 (“Landlord’s Committed Budget Price”). The Landlord’s Committed Budget Price shall include the Contractor’s Fee (defined herein) but shall exclude the Architect’s Fee and the Tenant’s Construction Period Interest (defined herein).

B. The Landlord’s Committed Budget Price for the build out of the Landlord’s Work shall include all items of TI Work, and shall include a fee (the “Contractor’s Fee”) in the amount of thirteen and one quarter percent (13.25%) of the Cost of the TI Work, but shall exclude the Architect’s Fee, Tenant’s Construction Period Interest, and any portion of the Landlord’s Work that does not constitute TI Work. The cost of the TI Work shall include, without limitation, general conditions and field supervision costs of Landlord. The amount of the Tenant Allowance is $1,740,000, and the balance of the Landlord’s Committed Budget Price to be paid by Tenant (“Tenant’s Construction Cost Share”) is $2,610,000.

C. Landlord is irrevocably committed to causing Eagleview to perform the Landlord’s Work at or below the Landlord’s Committed Budget Price regardless of the outcome of the bidding process specified in Section 3.5 (and Eagleview shall agree in the Construction Rider to such Landlord’s Committed Budget Price), but subject to the procedures specified in Section 3.5 for Permitted Price Increases (defined herein) in connection with the process for arriving at and approving the Final Plans.

3.5. Final Plans; Bidding of Landlord’s Work.

A. Tenant has requested that Architect prepare and submit to the Parties intermediate bid packages and other refinements to the Preliminary Plans (“Intermediate Plans”), in connection with a process (the “Final Plans Process”), which consists of (a) the final bidding of the TI Work to the Approved Subcontractors and (b) the production and approval (through redesign and value engineering) of the final plans, specifications and construction documents containing working drawings and specifications based on, and consistent in scope, quality, design and pricing with, the Preliminary Plans (the “Final Plans”). Tenant shall cause Architect to participate in the Final Plans Process with the Parties, and the Parties will participate in the Final Plans process, with the goal of ultimately approving the Final Plans (“Final Plans Approval”) in accordance with the procedures and timelines specified in Exhibit Q.

B. Neither Party shall have any right to disapprove the Final Plans, or any Intermediate Plans prepared by Architect in connection with the Final Plans Process, unless they materially diverge from the Preliminary Plans (or if the Preliminary Plans did not address a design element contained in any Intermediate Plans or the Final Plans, which design element materially diverges from the Comparison Space). The term “materially diverges” shall mean (i) with respect to Tenant, any divergence which in Tenant’s judgement, reasonably exercised, is likely to materially impair or degrade the scope or quality of the TI Work in a fashion that causes the TI Work to be materially inferior in such respects to the Preliminary Plans (and if applicable as specified above, the Comparison Space), and (ii) with respect to Landlord, any divergence which in Landlord’s judgement, reasonably exercised, both (a) materially enhances or upgrades the scope or quality of the TI Work in a fashion that causes the TI Work to be materially more expensive than would have reasonably been anticipated from the Preliminary Plans (and if applicable as specified above, the Comparison Space), and (b) is likely to cause the Bid Price to exceed the Landlord’s Committed Budget Price. Promptly upon receiving any Intermediate Plans or the Final Plans, any Party that determines that a material divergence exists will promptly notify the other Party, specifying the material divergence. If the material divergence relates to clause (i) above, the Parties will work with the Architect to revise the applicable Intermediate or Final Plans in a fashion which restores the scope or quality of the TI Work to the level specified in the Preliminary Plans (or the Comparison Space, if applicable as specified above). If the material divergence relates to clause (ii) above, at any time during the Final Plans Process, including upon completion of the Final Bids (defined herein), Landlord will promptly notify

Tenant and Architect of any price increase known to Landlord caused by such material divergence (a “Permitted Price Increase”). Thereafter, the Parties and the Architect will work in good faith to address such Permitted Price Increase by (A) value engineering the TI Work, (B) redesigning the Intermediate or Final Plans to eliminate the material divergence, and/or (C) to the extent not addressed by clauses (A) and (B), to increase the Landlord’s Committed Budget Price by the Permitted Price Increase. Landlord shall have the burden of demonstrating that one or more instances of a material divergence under clause (ii) above have occurred, and that as a result thereof (and the time consumed in addressing same under clauses (A), (B) and (C) above), Landlord in the course of the Final Plans Process has, in the aggregate, been delayed by ten (10) or more days in delivering occupancy of the Phases by the Phase Occupancy Dates specified in Section 3.3. If Landlord is able to make such demonstration, then the number of days of delay in excess of such ten (10) day maximum shall constitute a Tenant Delay.

C. Exhibit Q outlines the timeline projected for the Architect to submit various deliverables to Landlord, and for Landlord and Tenant to respond to and work with Architect to arrive at acceptable Final Plans through a mutual process of value engineering, bidding out the TI Work, and general refinement of the Preliminary Plans. During this Final Plans Process, as indicated on Exhibit Q, Landlord shall cause Eagleview to solicit bids for the TI Work from Approved Subcontractors based on the Preliminary Plans and/or refined bid-package plans for major systems (“Final Bids”). Landlord shall supply Tenant with copies of the bid package submitted to each Approved Subcontractor and a copy of each Approved Subcontractor’s bid with respect to the TI Work (the aggregate amount of such bids, together with the Contractor’s Fee constituting the (“Bid Price”)). Coincident with the awarding of the bids on January 8, 2003 (as contemplated in Exhibit Q) Landlord shall provide Tenant with a certificate (“Landlord’s Budget Certificate”) revising the (i) Landlord’s Committed Budget Price, which shall be the lower of the Landlord’s Committed Budget Price (as adjusted pursuant to Section 3.5.B. above) or the Bid Price, (ii) the Tenant Allowance and (iii) the Tenant’s Construction Share that originally appeared in Section 3.4.B. Landlord shall also represent that the bids from Approved Contractors cover all the Landlord’s Work contemplated by the Final Plans. If the Bid Price exceeds the Landlord’s Committed Budget Price, Landlord shall remain obligated to perform the TI Work at the Landlord’s Committed Budget Price (as adjusted pursuant to Section 3.5.B.).

D. If a Party disapproves the Intermediate Plans and/or the Final Plans, such disapproval shall be accompanied by proposed revisions to the Intermediate Plans and/or the Final Plans satisfactory to such Party. If a Party does not provide any notice within ten (10) days after the Intermediate Plans and/or Final Plans are to delivered to such Party, such Party shall be deemed to have approved the Intermediate Plans and/or Final Plans.

E. Upon Tenant’s and Landlord’s approval (or deemed approval) of the Final Plans, such Final Plans shall constitute the Final Plans under this Lease and shall be attached hereto, as Exhibit E, and such Exhibit E shall be in lieu of and shall replace the Preliminary Plans.

F. The date of the last to occur of Final Plans Approval, the delivery of Landlord’s Budget Certificate to Tenant, and the issuance of the required building permits from Upper Uwchlan Township is referred to herein as the “Measuring Date”. Landlord agrees to conduct preliminary meetings and make preliminary submittals to the appropriate agencies, departments or boards of Upper Uwchlan Township in order to expedite obtaining such permits. If the Final Plans Approval is achieved prior to the passage of the Zoning Amendment (defined herein), Landlord shall, if feasible, apply for the necessary building permits for the TI Work in advance of such passage in order to expedite the issuance of such permits after such passage. Landlord’s building permit application for the Lab Space shall prominently specify the construction of the vivarium for animal research in accordance with the allowable uses of the Premises

3.6. Intentionally Omitted

3.7. Schedule of Values. Landlord shall supply Tenant with copies of the bid package submitted to each Approved Subcontractor and a copy of each Approved Subcontractor’s bid with respect to the TI Work. Landlord shall also represent that the bids from Approved Contractors cover all the Landlord’s Work contemplated by the Final Plans. The Landlord’s Committed Budget Price (as adjusted pursuant to Section 3.5.B.) shall be specifically agreed to by Eagleview pursuant to the Construction Rider. Landlord shall provide to Tenant, at the time of Landlord’s delivery of the Landlord’s Budget Certificate to Tenant, an estimated schedule of completion of the TI Work, with the estimated value of TI Work expected to be in place each month measured from the date of commencement of construction (the “Schedule of Values”). The Schedule of Values, and any subsequent amendment thereto, shall be submitted to Architect for review and approval, which approval (the “Architect’s Schedule of Values Approval”) shall be an executed and dated document on Architect’s letterhead, and which approval will not be unreasonably withheld, conditioned or delayed. Except for cost overruns caused by Tenant and Excused Delays (defined herein), Landlord shall be responsible to the extent the Cost of the TI Work exceeds the Landlord’s Committed Budget Price (as adjusted pursuant to Section 3.5.C.).

3.8. Tenant’s Construction Period Interest. In addition to Tenant’s payment of the Tenant’s Construction Cost Share, Tenant shall pay interest accrued and compounded monthly on all payments or internal credits properly paid or issued by Landlord to Contractor for work performed and materials supplied by subcontractors and material suppliers with respect to Tenant’s Construction Cost Share in accordance with the Section 3.11.B of this Agreement and/or the applicable provisions of the Construction Rider, (but not including (i) costs of labor performed by Landlord’s and Contractor’s employees and (ii) the Contractor’s Fee) (“Tenant’s Construction Period Interest”). Such Tenant’s Construction Period Interest shall commence to accrue from the date the Contractor’s Application for such TI Work is approved by Tenant and Architect pursuant to this Lease and shall continue until Tenant’s payment of Tenant’s Construction Cost Share. The rate of interest shall be one percent (1%) per annum. Tenant shall pay Tenant’s Construction Period Interest to Landlord at the time payment of Tenant’s Construction Cost Share for a Phase is due.

3.9.	Commencement/Completion of Construction.

A. Landlord shall diligently proceed with the construction of the Landlord’s Work and deliver possession to Tenant of the New Office Space and the Lab Space no later than the dates for scheduled occupancy for each Phase specified in Section 3.3, in each case accompanied by a certificate of occupancy for the applicable Phase, time being of the essence. If delay in commencement or completion of construction is caused or contributed to by Tenant, or those acting for or under Tenant (“Tenant Delays”), or by Force Majeur (defined herein) affecting the Landlord’s Work, (all of which delays, including Tenant Delays, are referred to sometimes as “Excused Delays”) then, subject to the provisions of Subsection B, the time of commencement and completion of construction shall be extended for the additional time caused by such Excused Delays. The Parties acknowledge that Landlord has agreed to the liquidated damages and termination rights available to Tenant for late delivery, as set forth in Subsection C below, in reliance upon Tenant’s obligation to cause Architect to properly coordinate the construction process between Tenant, on the one hand, and Landlord and Contractor, on the other. Any delay by Tenant or Architect in promptly providing Landlord with directives or decisions requested by Landlord or any event requiring rebidding by Landlord in connection with Change Orders or Change Order requests issued after the Final Plans Approval and adversely impacting on Landlord’s or Contractor’s pace of work, shall be a Tenant Delay.

B. It is expressly agreed that Force Majeur events (defined herein) shall constitute Excused Delays and shall therefore be cause for extending the date for completion and delivery of the Premises to Tenant and/or increasing the Landlord’s Committed Budget Price.

C. If (i) Landlord is not able to deliver occupancy of the Existing Renovated Office Space on the Existing Renovated Office Space Occupancy Date (defined herein), or (ii) any Phase is not available to Tenant with a certificate of occupancy by the date occurring two (2) months after the scheduled Phase Occupancy Date for such Phase set forth in Section 3.3, plus the period of Excused Delays (such date being referred to herein as the “Outside Date”), due to any delay, other than an Excused Delay, time being of the essence, Tenant may in its sole and absolute discretion, at any time within ten (10) days following the Outside Date, terminate this Lease. Upon such declaration, (x) Tenant shall vacate the portion of the Premises, if any, which it then occupies within thirty (30) days, (y) Landlord shall reimburse Tenant for the cost of obtaining and maintaining the Construction Letter of Credit (defined herein), and the Construction Letter of Credit shall be returned to Tenant, and (z) Landlord shall reimburse Tenant for any payment made by Tenant to Landlord in connection with Tenant’s Construction Cost Share or Tenant’s Construction Period Interest (such reimbursements under clauses (y) and (z) constituting the “Construction Period Termination Reimbursement”). Tenant shall pay Base Rent and Additional Rent applicable to the Premises through the date Tenant occupies the same, and Landlord and Tenant shall then have no further obligations to the other under this Lease. The rights to free rent and termination pursuant to Section 4.2 and this Section 3.9 are Tenant’s sole and exclusive remedies for Landlord’s delay, Tenant hereby waiving any and all additional remedies for Landlord’s delay.

3.10. Substantial Completion. Except as otherwise specifically provided in this Lease (including without limitation a delay in Landlord’s achieving Substantial Completion by reason of a Tenant Delay), and consistent with the provisions of Sections 6.2 and 6.3 of this Lease, Tenant shall not be liable to Landlord for the payment of Rent or any other payment under this Agreement applicable to a Phase (“Tenant Payment Obligations”) until the Landlord’s Work with respect to the applicable Phase is substantially completed in accordance with all Legal Requirements and the Final Plans, as certified by Architect in an executed and dated document on Architect’s letterhead (the “Architect’s Certificate of Substantial Completion”), the Phase is ready for occupancy by Tenant, and Landlord has obtained a certificate of occupancy therefor, or Tenant has taken occupancy of substantially all of a Phase and commenced doing business therein (hereinafter, “Substantial Completion”). Subject to the preceding sentence, if Tenant occupies any portion of the Building prior to Substantial Completion of the Improvements, the terms of this Lease shall apply to such occupancy. By occupying any Phase, Tenant shall be deemed to have accepted the same and to have acknowledged that such Phase, as applicable, is in the condition required by this Lease except for those items set forth in the “Punch Lists” (defined herein), if any, and latent defects in Landlord’s Work. Tenant Payment Obligations shall commence upon the Phase Commencement Date (defined herein) applicable to a Phase in accordance with Sections 6.2 and 6.3 (or, if earlier, the date such Phase Commencement would have occurred but for a Tenant Delay); provided, however, if the Building is partially completed and partially ready for occupancy, and is occupied by Tenant, or Tenant is required to occupy same, a pro rata portion of all Tenant Payment Obligations shall be payable commencing with such date of partial occupancy, and shall be equitably adjusted from time-to-time based upon the portion of the Phase substantially completed and occupied by Tenant. Tenant shall notify Landlord when it needs to obtain access to the applicable Phase to perform Tenant Fixturing Work and in response thereto Landlord shall notify Tenant of the date when Substantial Completion of each Phase of the Premises is expected to be achieved (“Substantial Completion Target Date”). With the exception of the Existing Renovated Office Space, absent such notification, Landlord shall give notice to Tenant approximately forty-five (45) days prior to the Substantial Completion Target Date. After the applicable notice is either given or received by Landlord, Tenant shall be permitted (a) access to the First Phase upon execution of this Lease, and (b) limited access to the Second Phase on or before April 1, 2003 (such date of limited access to the Second Phase is referred to herein as the “Limited Access Date”) to perform Tenant Fixturing Work; provided that: (a) Section 19 (Indemnification) and Section 20 (Insurance), shall be applicable and effective as of the Limited Access Date; (b) Tenant shall deliver to Landlord the Certificate of Insurance noted in Section 20 prior to the Limited Access Date and the insurance shall be effective as of that date; (c) Tenant will avoid any interference with Landlord’s completion of the Landlord’s Work; and (d) Tenant shall submit its installation plans to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. The Vivarium Phase shall not be deemed to have obtained Substantial Completion if the certificate of occupancy with respect thereto has any prohibition against the use of the vivarium for animal research (other than a prohibition against on-site disposal by burning of dead animals), and any such prohibition shall be deemed, for purposes of this Lease, to be the equivalent of the pendency of any Zoning Amendment Appeal (defined herein) or Subsequent Appeal (defined herein) under Section 9 .

3.11.	Payment Procedure.

A. Landlord shall promptly provide Tenant and Architect for review and approval, each application for payment submitted by Eagleview to Landlord in connection with the TI Work (the “Contractor’s Application”). No more than one such application shall be presented in each calendar month. Landlord shall consult with Tenant and Architect regarding the acceptability of the TI Work performed, the percentage of completion of the TI Work and all other relevant issues regarding the amount of payment to be made to Eagleview with respect to such Contractor’s Application. All such matters shall be administered, reviewed and approved by Architect pursuant to the procedures specified in the is Lease and the Construction Rider, such approval not to be unreasonably withheld, conditioned or delayed.

B. Landlord shall pay or credit all Contractor’s Applications which have been approved by Architect in a timely manner in accordance with this Lease and the Construction Rider. Tenant shall reimburse Landlord for Tenant’s Construction Cost Share applicable to such approved amounts advanced by Landlord with respect to each applicable Phase on account of the Landlord’s Committed Budget Price, including the Contractor’s Fee, but exclusive of amounts reserved for Punch List Items and the Tenant’s Construction Period Interest applicable thereto, upon Substantial Completion of such Phase. If Tenant fails to make such payment by wired federal funds within ten (10) days of request, and provided Architect has issued the Architect’s Certificate of Substantial Completion with respect to the applicable Phase within ten (10) days of such request, Landlord shall have the right to immediately draw the Construction Letter of Credit, without further notice or opportunity to cure, but subject to the procedures specified in Subsection C If Tenant disputes Substantial Completion, based upon Architect’s refusal to issue Architect’s Certificate of Completion, Tenant shall be required to specify the basis of such dispute and shall further identify those portions of the TI Work that have not been completed in accordance with the Plans. Tenant shall be obligated to pay Landlord any amount that is not disputed as provided above in this Subsection B. Tenant and Landlord shall use good faith efforts to arrive at a mutual resolution of the dispute. Contemporaneously with Landlord’s receipt of any payment required from Tenant hereunder, both Parties shall take all necessary steps to adjust the outstanding amount of the Construction Letter of Credit to reflect such payment. At the time of Substantial Completion of the Lab Space, or at any time thereafter during the Initial Term, Tenant shall have the option to pay to Landlord the sum of $33,800 on account of excess sewer capacity reserved for Tenant’s use at the Building, being an extra 2600 gallons per day above the standard allocation of 5500 gallons per day.

C. At the time of Landlord’s delivery of the Landlord’s Budget Certificate, Tenant shall deliver to Landlord, as security for Tenant’s obligation to pay Tenant’s Construction Cost Share and Tenant’s Construction Period Interest, a letter of credit (the “Construction Letter of Credit”) for the amount applicable to Tenant’s Construction Cost Share shown on the Schedule of Values at the end of the three (3) month period following the Measuring Date. Provided, however, if Wachovia Bank, or any other bank selected by Tenant to issue the Construction Letter of Credit, determines that the form of Letter of Credit attached as

Exhibit F is not satisfactory, then the Parties will use good faith efforts to modify the form (but not the substance) of the Letter of Credit to satisfy the issuing bank, and Tenant shall have until the earlier to occur of (i) five (5) Business Days after the date the Parties and Wachovia agree on the revised form of the Construction Letter of Credit, or (ii) thirty (30) days from the Measuring Date (but not sooner than Landlord’s delivery to Tenant of the Landlord’s Budget Certificate, to issue the Construction Letter of Credit. Any delay beyond the applicable specified time period for the issuance of the Construction Letter of Credit pursuant to this Section 3.11(C) shall be a Tenant Delay. On or before thirty (30) days preceding the end of each one (1) month period following the Measuring Date, Tenant shall cause the Construction Letter of Credit to be increased to the amount applicable to Tenant’s Construction Cost Share shown on the Schedule of Values as of the end of such subsequent one (1) month period, plus Tenant’s Construction Period Interest applicable to Punch List Items. In addition, if at any time there are Change Orders which, when combined with all prior Change Orders approved since the original issuance of the Construction Letter of Credit, or the last increase in the amount of the Construction Letter of Credit on account of prior Change Orders, as applicable, will increase the Landlord’s Committed Budget Price by $25,000.00 or more in the aggregate, then within ten (10) business days after execution of such Change Order by Landlord and Tenant, and any future Change Orders thereafter increasing the Landlord’s Committed Budget Price by $25,000 or more in the aggregate, Tenant shall cause the Construction Letter of Credit to be increased by the amount of such increases in the Landlord’s Committed Budget Price. It is the Parties’ intention that at all times the Construction Letter of Credit shall be in an amount not less than the value of the Tenant’s Construction Cost Share expected to be incurred through the period extending one (1) month into the future. Accordingly, if during the performance of the TI Work, Landlord determines in good faith that the pace of completion of the TI Work is progressing more quickly than as shown on the Schedule of Values, so that the value of Tenant’s Construction Cost Share allocable to the TI Work expected to be in place for a period extending one (1) months into the future may exceed the current amount of the Construction Letter of Credit, Landlord shall have the right to revise the Schedule of Values and submit such revision to Tenant and Architect for approval, which approval will not be unreasonably denied, conditioned or delayed. Within ten (10) days after the issuance by Architect of the Architect’s Schedule of Values Approval with respect to such revision, Tenant shall increase and/or accelerate the dates of increases in the Construction Letter of Credit to conform to the revised Schedule of Values. Landlord shall have the immediate right, without notice or opportunity to cure, to draw the Construction Letter of Credit if Tenant shall fail, within the time periods specified in this Subsection C. to increase the Construction Letter of Credit in the amount of either (i) Tenant’s Construction Cost Share of the cost of Change Orders and (ii) the amount indicated as due on the initial or the revised Schedule of Values (as applicable). Tenant’s failure to deliver the Construction Letter of Credit, or to cause it to be increased pursuant to this Subsection C. within the periods required under this Subsection C. shall be an Event of Default under this Lease (without regard to any other notice or cure period, which shall be inapplicable), and may be treated by Landlord as a Tenant Delay, and Landlord may, in addition to its other remedies, immediately draw the Construction Letter of Credit. The Construction Letter of Credit to be delivered pursuant to this Section shall be drawable at an office of the issuing bank in metropolitan Philadelphia, which bank is acceptable to Landlord, for a term of not less than eight months and not more than one (1) year, in form acceptable to Landlord. The Construction Letter of Credit shall provide that it shall be honored upon presentation only of a sight draft accompanied by (a) the original Construction Letter of Credit instrument and, (b) if such presentation is made more than thirty (30) days before the expiration of the Construction Letter of Credit, it shall be also accompanied by the following, as applicable: (1) a statement from Landlord that Tenant has failed to make payment, within ten (10) days of Landlord’s written request, of the required payment of the Tenant’s Construction Cost Share and Tenant’s Construction Period Interest with respect to a Phase or a Change Order that has attained Substantial Completion, accompanied by (x) a dated copy of such request (containing a calculation of Tenant’s Construction Cost Share), (y) an executed copy of Architect’s Certification of Substantial Completion with respect to the applicable Phase, and (z) if applicable, both a Change Order in the form of Exhibit G signed by the Parties and an executed copy of Architect’s Certification of Substantial Completion with respect to the applicable Change Order, or (2) a statement from Landlord that Tenant has failed to cause the Construction Letter of Credit to be increased in the amount required pursuant to the initial or the revised Schedule of Values (as applicable), within ten (10) days after Landlord’s written request for such increase (containing a calculation demonstrating how such amount was derived), accompanied by the Architect’s Schedule of Values Approval of the initial or the revised Schedule of Values (as applicable) forming the basis of the required increase in the Construction Letter of Credit, or (3) a statement from Landlord that Tenant has failed to cause the Construction Letter of Credit to be increased in the amount required on account of an approved Change Order, within ten (10) days after Landlord’s written request, accompanied by the applicable Change Order in the form of Exhibit G signed by the Parties. The Construction Letter of Credit shall be otherwise in form acceptable to Landlord. Such Construction Letter of Credit shall provide that it is governed by the provisions of the Pennsylvania Uniform Commercial Code, and that in the event of any conflict between such Code and the Uniform Customs and Practices for Documentary Letters of Credit, the Code shall control. Notwithstanding anything to the contrary contained in this Lease, it shall constitute an Event of Default under this Lease, and Tenant shall have no right to notice or an opportunity to cure, if Tenant fails to: (1) deliver the Construction Letter of Credit required hereunder within ten (10) days after the time of the Landlord’s delivery of the Landlord’s Budget Certificate (subject, however to the extension of time specified in the second sentence of this Section 3.11.C.), (2) deliver to Landlord a replacement letter of credit which meets the requirements of this Section at least thirty (30) days prior to the expiration of the current Construction Letter of Credit, or (3) cause the Construction Letter of Credit to be increased when required pursuant to this Subparagraph C. Landlord’s determination of the amount of any required increase in the Construction Letter of Credit shall be final and binding on the Parties absent a manifest abuse of discretion. The form of the initial Construction Letter of Credit to be provided by Tenant under this Lease is attached hereto as Exhibit F.

3.12. Tenant Fixturing Work. Tenant shall be required, at Tenant’s sole cost, to perform such portion of the Tenant Fixturing Work not to be performed by Landlord under this Lease. Tenant may install, and complete, subject to Legal Requirements, its Tenant Fixturing Work at and in the Building during the final stages of completion of the Landlord’s Work by Landlord; provided, that Tenant does not thereby interfere with the completion of the Landlord’s

Work; and in all events, Landlord shall make the Building available to Tenant for such Tenant Fixturing Work within a reasonable time to coordinate with Landlord’s Work and Tenant’s Fixturing Work, including cabling needs. Tenant’s presence at the Premises to perform Tenant Fixturing Work shall not be deemed to constitute occupancy of the Premises.

3.13. Warranty Period. Landlord covenants that the Landlord’s Work shall incorporate only new materials and equipment, and Landlord shall correct, repair or replace, at its sole cost and expense, any defective workmanship and materials, latent or otherwise, including any defectively furnished or installed component of HVAC, electrical or plumbing systems, which are part of the Landlord’s Work for a period of one (1) year from the Commencement Date (the “Warranty Period”) or for such longer period provided in the applicable manufacturers’ warranties, assigned by Landlord to Tenant pursuant to Section 15.1C There shall be no limitation on the period of Landlord’s obligations pursuant to Section 15.1.B. with respect to the Structural Components (defined herein).

3.14. Warranty Claims. The running of the Warranty Period shall be to any applicable item which is brought to Landlord’s attention in writing specifically identifying the defect during the Warranty Period, and the warranty shall remain in effect as to all such items until they are properly corrected by Landlord, notwithstanding that the Warranty Period would otherwise have expired.

3.15. Lien Free Completion. Landlord shall complete the Landlord’s Work in accordance with the terms of this Agreement, all Legal Requirements, and the Final Plans, free of mechanic’s liens or other liens, and shall indemnify and defend Tenant against, and save Tenant and the Premises, and any portion thereof, harmless from all losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable attorneys’ fees resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any mechanic’s lien or other lien for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the Landlord’s Work. Upon Substantial Completion, Landlord agrees to obtain releases of liens from Eagleview and to use best efforts to obtain such releases from all major subcontractors. If Landlord is unable to obtain such releases, Landlord agrees to bond over any mechanics lien claims when such claims are made.

3.16. Change Order. Tenant, without invalidating this Lease, may order changes in the Final Plans consisting of additions, deletions or other revisions to the Landlord’s Work and extensions of the progress schedule indicated on the Schedule of Values. All such changes shall be authorized by change orders in the form of Exhibit G to this Lease (“Change Orders”), signed by Tenant and, upon the issuance of such Change Orders, Landlord shall duly prosecute the changes in accordance with the requirements of such Change Order and in accordance with the procedures specified in Section 3.17. The additional costs and charges, after deducting any reduction in cost or saving realized by Landlord in the Cost of the TI Work occasioned by Change Orders, actually incurred by Landlord in connection with the performance of a Change Order (including sales and any other taxes imposed thereon and the fees of any engineers or architects whose services may be required due to the nature of the Change Order), and the application of the Contractor’s Fee thereto, are referred to in this Lease as the “Change Order Cost”.

3.17. Cost of Change Orders. Within ten (10) Business Days after receiving Tenant’s request for a Change Order, and before proceeding with any Change Order, Landlord shall submit to Tenant a statement of the Change Order Cost for such Change Order and a statement of the terms and conditions on which such Change Order is to be performed or a statement of such additional time needed by Landlord to evaluate Tenant’s request. Landlord shall provide such additional services and furnish such additional materials required under the Change Order at Landlord’s cost plus thirteen and 25/100 percent (13.25%) of such cost, utilizing Approved Subcontractors. Unless and until Tenant, by signing the Change Order, shall have approved such estimate and such terms and conditions, Landlord shall not be obligated or authorized to proceed with the performance of such Change Order or with any other part of the Landlord’s Work which would be affected thereby. Any fully-executed Change Order shall be deemed part of the Final Plans. To the extent Landlord’s completion of any of its obligations under this Lease is delayed by any proposed change, including as a result of the time needed to review the proposed change and the agreed-upon extra time needed to complete same, the length of such delay shall be deemed a Tenant Delay. Tenant shall pay all agreed Change Order Costs as follows:

A. Landlord shall submit to Eagleview, Tenant and Architect from time to time, upon substantial completion of the TI Work referenced in such Change Order, but not more often than monthly, a statement in the form of Exhibit H to this Lease (a “Change Order Application for Payment”) for payment of the Change Order Cost allocable to the Change Order completed. Architect shall review the Change Order Application for Payment, and shall confirm Substantial Completion of the Change Order TI Work and authorize payment of the Change Order Cost by issuing its Architect’s Certificate of Substantial Completion with respect to the Change Order.

B. Each Change Order Application for Payment shall constitute a warranty by Landlord to Tenant that:

(i) Landlord has caused the Change Order described in such Change Order Application for Payment to be completed in accordance with the Final Plans, as amended by the Change Order;

(ii) there are no liens with respect to the TI Work performed pursuant to such Change Order outstanding at such date; and

(iii) Landlord has paid all material subcontractors and mechanics all amounts for which payment was requested in the immediately preceding Change Order Application for Payment.

C. Tenant shall increase the Construction Letter of Credit pursuant to the procedures specified in Section 3.6.C. upon the execution of the applicable Change Order by the Parties. Provided that Architect confirms Substantial Completion of the Change Order TI Work by issuing its Architect’s Certificate of Substantial Completion pursuant to the procedure specified in Subsection A., Tenant shall be obligated to pay such Change Order Cost to Landlord in the approved amount, provided such payment shall not be due from Tenant until the time payment is due for Tenant’s Construction Cost Share.

D. Tenant may disapprove and retain all or any part of the payment requested in any Change Order Application for Payment if:

(i) such Change Order Application for Payment or any documents required to be delivered with such Change Order Application for Payment are not complete as reasonably determined by Architect;

(ii) Architect determines that the Change Order TI Work covered by such Change Order Application for Payment does not conform in all respects to the Final Plans, as amended by the Change Order, and Legal Requirements;

(iii) a lien has been imposed or a claim, charge or demand of any kind whatsoever has been made against Tenant (or Tenant’s employees and Tenant’s affiliates) in connection with the Change Order by reason of any act or omission of any kind (whether willful, negligent or otherwise) by Landlord, Eagleview, any subcontractor engaged by either of them or any other person or firm contracting with Landlord or any subcontractor of Landlord or Eagleview; or

(iv) any statement or representation by Landlord on or in connection with any Change Order Application for Payment is materially incorrect.

Where Tenant shall so retain all or a portion of a requested payment, when such payment shall be due under Subsection C. above, Tenant shall give notice to Landlord of the reasons therefor and shall pay such part of the Change Order Application for Payment as is not in dispute. When the grounds set forth above have been removed, payment shall be promptly made for amounts thereby withheld.

E. If Tenant shall disapprove any amount set forth in any such Change Order Application for Payment, Tenant shall give notice thereof (specifying the reasons for such disapproval) to Landlord. No progress payment, nor any partial or entire use or occupancy of the Building, shall (i) constitute approval or acceptance by Tenant of any item listed in the related Change Order Application for Payment or (ii) be construed to be final acceptance or approval of the part of the Change Order to which such payment relates or (iii) relieve Landlord of any of its obligations under this Lease.

F. All costs incurred by Landlord or Eagleview in connection with designing, pricing or otherwise dealing with a Change Order request by Tenant, (but not the cost of performing the Change Order, which shall be governed exclusively by Section 3.17.C.) whether or not a Change Order is executed, including the Contractor’s Fee of thirteen and one quarter (13.25%) percent on such costs, shall be paid by Tenant to Landlord for the reasonable costs involved in processing the Change Order request. Tenant shall pay Landlord with respect to any Change Order request, whether or not the Change Order is executed, an amount equal to the greater of (i) the actual costs (together with the Contractor’s Fee) incurred by Landlord or Eagleview, (ii) five (5%) percent of the estimated costs of performing such Change Order, or $250.00, whichever is more. Such payment shall be due on the earlier of: (A) Tenant’s decision not to proceed with the Change Order or (B) fifteen (15) days after Landlord’s submission of a proposed Change Order to Tenant for signature.

3.18. Architect Approvals. Tenant shall cause Architect to perform any required inspection of the Work and issue any requested Certificate of Substantial Completion (or alternatively a statement of the reasons why no such certificate cannot be issues), Approval of Schedule of Values, Contractor’s Application, or other matter delegated to Architect within this Lease or the Construction Rider, as applicable, within five (5) Business Days of Landlord’s written request. Architect’s failure to either issue a written approval or statement specifying the reasons such approval is not appropriate within such five (5) Business Day period shall be deemed a disapproval by Architect.

3.19. Tenant Attendance at Job Meetings; Inspection Rights. Landlord shall notify Tenant of job meetings between Landlord, Eagleview and Architect and the applicable subcontractors for the performance of the Landlord’s Work, and Tenant shall have the right to attend and participate in such meetings in order to monitor the status thereof and compliance with the Final Plans. Landlord shall afford Tenant and its contractors reasonable access to the Premises during the performance of the Tenant Fixturing Work for the purposes of inspecting the same and making preparations for, and performing, Tenant Fixturing Work.

3.20. Designated Representatives. Tenant and Landlord shall each designate in writing one or two representatives to act in its behalf in dealings with the other Party in matters relating to the construction of the Landlord’s Work, and if applicable the Tenant Fixturing Work. Each representative (a) may attend each regular Project meeting relating to the construction of the Improvements, (b) shall be qualified to give authorizations, render decisions and take such other action as shall be required at such meetings, and (c) shall be authorized to approve Change Orders costing not in excess of One Thousand Dollars ($1,000.00) in any one instance. Each Party shall be bound by any consents or approvals given by such designated representatives. Except as provided in this Agreement, either Party may at any time change its designated representatives by giving notice of a change of designation. The designated representatives shall exert their commercially reasonable best efforts to render decisions and take actions in a timely manner so as to avoid unreasonable delay in the other Party’s obligations with respect to the performance of the Landlord’s Work and the Tenant Fixturing Work.

3.21. Punch List Items. Contemporaneously with the execution of the Commencement Date Agreement (defined herein), Tenant shall give Landlord a written list of all contended defects or variances, if any, in the Landlord’s Work from the Final Plans and the other requirements hereof, and Tenant shall deliver to Landlord an updated list of contended defects within ninety (90) days following the Commencement Date (such lists are referred to herein as the “Punch Lists”). Any and all such defects and variances not set forth in the Punch Lists, which were discernible at such time by a reasonable inspection, shall be conclusively deemed to be waived by Tenant, except to the extent otherwise subject to Landlord’s warranty obligations under Section 3.13 and obligations with respect to Structural Components under Section 15.1.B. Landlord shall correct all items on the Punch Lists that constitute valid defects or variances within sixty (60) days after Landlord’s receipt of the applicable Punch List, unless the nature of the defect or variance is such that a longer period of time is required to repair or correct the same, in which case Landlord shall exercise due diligence in correcting such defect or variance at the earliest possible date and with a minimum of interference with Tenant’s business operations at the Premises. If Landlord fails to repair or correct such defect, within the applicable time period, Tenant shall provide Landlord with written notice of such failure and Landlord shall effectuate such repairs within ten (10) days after receipt thereof. Should Landlord fail to commence the repairs within such ten (10) day period and thereafter diligently cause them to be completed, Tenant may complete such items on the Punch Lists which constitute valid defects or variances and recover from Landlord Tenant’s cost of repairs.

4.	Initial Term.

4.1. Tenant will have the right to occupy (a) the Existing Renovated Office Space on the Original Lease Execution Date (the “Existing Renovated Office Space Occupancy Date”), and (b) the Second Phase and the Vivarium Phase, respectively, upon Substantial Completion thereof, but no later than the applicable Phase Occupancy Date. The date of Substantial Completion of each of the First Phase, the New Office Space portion of the Second Phase, the Second Phase, and the Vivarium Phase, shall each be referred to herein as a “Phase Commencement Date”). The Initial Term of this Agreement (the “Initial Term”) shall commence upon the Original Lease Execution Date and shall expire on a date (the “Expiration Date”) ten (10) years from the Phase Commencement Date of the Second Phase (the “Commencement Date”), unless earlier terminated pursuant to the terms of this Lease. If the Commencement Date occurs on other than the first (1st) of a month, the Initial Term shall be extended for the number of days remaining in such partial month after the Commencement Date.

4.2. Liquidated Damages.

A. Landlord shall credit Tenant, as liquidated damages and not as a penalty, with (i) $416.33 (17,367 sf x $8.75/sf divided by 365 days) for each day that delivery by Landlord of occupancy of the Existing Renovated Office Space is delayed beyond the Existing Renovated Office Space Occupancy Date, (ii) $382.08 (15,938 sf x $8.75/sf divided by 365 days) for each day that the Phase Commencement Date for the New Office Space is delayed beyond the applicable Phase Occupancy Date for the Second Phase, (iii) $500.38 (20,873 sf x $8.75/sf 365 days) for each day that the Phase Commencement Date for the Second Phase (exclusive of the vivarium) is delayed beyond the Phase Occupancy Date for the Second Phase, and (iv) and $120.34 (5020 sf x $8.75/sf divided by 365 days) for each day that the Phase Commencement Date for the Vivarium Phase is delayed beyond the Phase Occupancy Date for the Vivarium Phase; provided, however, that such liquidated damages shall only apply to delays caused for reasons other than Excused Delays.

B. If any of the delays specified in clauses (ii) or (iii) of Subsection A. above occur, this Lease shall continue in effect, but (except to the extent caused by Tenant Delay or to the extent Tenant takes early occupancy pursuant to Section 3.10) Tenant’s obligation to pay Rent with respect to a Phase shall abate until (i) Substantial Completion of such Phase, and (ii) all free rent has been exhausted, and the Expiration Date shall be extended accordingly.

4.3. Conditional Occupancy. GEI Mateer Burt, Inc. (“GEI”) is the current occupant of the Building and continues to maintain certain rights with respect to the Building pursuant to its lease and certain other agreements between GEI and Landlord (the “GEI Agreements”), which rights shall terminate on May 1, 2003. Landlord has represented to Tenant that GEI has no intention of actually occupying any portion of the Building, (other than for one employee or agent to be located at a desk in the Put-Back Space) and that although GEI has the right to occupy a portion of the Building until May 1, 2003, such rights will not interfere with Tenant’s occupancy of (a) the Existing Renovated Office Space on and after the Existing Renovated Office Space Occupancy Date, (b) the construction of the Phases, (c) Tenant’s occupancy of the Phases on or after the applicable Phase Occupancy Date, or (d) the Put-Back Space after May 1, 2003. In order to induce Tenant to enter into this Lease, Landlord hereby agrees to indemnify, defend, save and hold harmless Tenant, its directors, officers, agents and employees from and against any and all claims, demands, losses damages (including consequential damages) and liabilities (including reasonable attorneys’ fees) resulting from any delay or interference by GEI (“GEI Interference”) with (i) the performance of the Landlord’s Work or the Tenant Fixturing, or (ii) Tenant’s occupancy of (A) the Existing Renovated Office Space on or after the Existing Renovated Office Space Occupancy Date, (B) the New Office Space and/or the Lab Space, on or after the applicable Phase Occupancy Date, or (C) the Put-Back Space on or after May 1, 2003. Any delay in achieving the occupancy or construction completion obligations of Landlord under this Lease caused by GEI shall be deemed to exclusively be caused by Landlord, and shall give rise to Tenant’s right to Terminate this Lease. If the Lease is terminated by Tenant as a result of GEI Interference, the termination provisions of Section 26.2 shall continue to apply, but in addition to payment of the Amortized Termination Reimbursement, Landlord shall be liable for payment of all commercially reasonable relocation costs incurred by Tenant to obtain and occupy alternative space and the rent for such alternative space for a period equal to six (6) months plus the period of delay caused by the GEI Interference. Landlord understands that the GEI employee occupying the desk in the Put-Back Space will have no rights of access to any part of the Existing Renovated Office Space, the New Office Space or the Lab Space and upon any violation of such prohibition Tenant may demand such GEI employee to be removed from the Put-Back Space, and Landlord shall immediately comply with such direction.

4.4. Condition of Premises. Landlord represents that the land development plan for the Building has been approved by the appropriate Governmental Authorities (defined herein). Landlord shall deliver possession of the Premises on the Commencement Date free of any holdover tenants (other than with respect to GEI as specified in Section 4.3) and retention of possession of any kind by any occupant whatsoever. The Premises and any equipment and fixtures located therein shall be thoroughly cleaned and in a “move-in” condition, not requiring any further custodial or remedial action by Tenant in order to achieve the appropriate condition for Tenant to commence to operate its business in the Existing Renovated Office Space as of February 1, 2003, in the applicable Phase as of the related Phase Commencement Date, and in the remainder of the Put-Back Space, as of May 2, 2003. As part of the Landlord’s Work, Landlord shall specifically arrange for and effect, on or before May 31, 2003, solely at Landlord’s cost, (a) the removal from the Building of the (i) spray painting machine, and (ii) the 14’ by 15’ rotating file unit, (b) the deconstruction and removal of the metal mezzanine and parts carousel from the Building, and (c) the repair of the epoxy floor in the cafeteria in a fashion that permanently removes the existing bubbling condition.

4.5. Commencement Date Agreement. On the earlier of (a) thirty (30) days after each Phase Commencement Date, or (b) the date Tenant takes occupancy of each Phase, the Parties will execute a letter substantially in the form of the attached Exhibit I (a “Commencement Date Agreement”) for the purpose of confirming the Phase Commencement Date with respect to the New Office Space, or the Commencement Date with respect to the entire Premises, the Expiration Date, the rentable area of the Building pursuant to the terms of this Lease and the annual Base Rent. After the Substantial Completion of the Vivarium, Tenant may record the Commencement Date Agreement on the applicable land records in accordance with Section 50 hereof.

5.	Renewal of Initial Term.

5.1. Renewal Terms. Provided there then exists no Event of Default under this Lease, Landlord grants Tenant the option to renew the Initial Term for two (2) renewal terms (“Renewal Terms”) of sixty (60) months each, exercised by written notice to Landlord given not less than twelve (12) months prior to the Expiration Date (the “Renewal Notice”), or the expiration of the then current Renewal Term. The Renewal Term shall be governed by the provisions of this Agreement, except that the Base Rent for the Renewal Term shall be calculated in accordance with Section 5.2 to this Lease, and following the exercise by Tenant of the first option to renew, there shall be only one option to renew remaining, and following exercise by Tenant of the second option to renew, there shall be no further options to renew, it being the Parties intention that this Lease shall not be extended, after exercise of all options to renew, beyond twenty (20) years from the Commencement Date subject to Section 4.1. The Initial Term and Renewal Term, if and when exercised, are hereinafter sometimes referred to together as the “Term”.

5.2. Renewal Term Rent.

A. The Base Rent for each Renewal Term shall be 95% of the then “Market Base Rental Rate” (defined herein), but not less than the Bast Rent in effect for the last year of the initial Term or current Renewal Term, as applicable subject to the adjustment in Subsection C. below. As used in this Lease, “Market Base Rental Rate” shall mean the market annual net rental rate (exclusive of expense pass-through additions, whether characterized as such or not, which are similar to the categories described in Sections 6.1.B. and C. below) per rentable square foot of each segment of Premises (Existing Renovated Office Space, Lab Space, New Office Space and Put-Back Space) and for the time period as to which such rate is being determined, that a willing tenant would pay and a willing landlord would accept, in arm’s length bona fide negotiations (taking into consideration all relevant factors including, without limitation, the following factors: rent being charged in other first class lab, office and warehouse buildings located in the Center, for leases then being entered into for comparable space to the Premises for which the Market Base Rental Rate is being determined; location, quality, amenities, age and reputation of the buildings in which the space being compared is located; use and size of the space under comparison; location and/or floor level of the Premises and any comparison space within their respective buildings, including view, elevator lobby exposure, etc.; definition of “net rentable area” applicable to the spaces; distinction (if any) between “gross” and “net” rental rates and type, base year or dollar amount for escalation purposes (both operating costs and real estate taxes) if the comparison is on a “gross” lease basis; any other adjustments (including through use of an index) to base rental; extent of services provided or to be provided; extent and condition of leasehold improvements in the Premises and in any comparison space; abatements pertaining to the Premises and to any comparison space (including with respect to base rental, operating expense and/or real estate taxes); inclusion of parking charges in rental, if applicable; lease takeovers/assumptions by the landlord of the comparison space, if applicable; moving allowances granted, if any, in connection with the Premises and with respect to any comparison space; relocation allowances granted, if any, in connection with the Premises and with respect to any comparison space; club memberships granted, if any; construction, refurbishment and repainting allowances granted, if any, in connection with the Premises and with respect to any comparison space; any other concessions or inducements in connection with the Premises and with respect to any comparison space; term or length of lease of Premises and of any comparison space; overall creditworthiness of Tenant and lessees in comparable space; the time the particular rental rate under consideration was agreed upon and became or is to become effective; and payment of a leasing commission, fees, bonuses or other compensation whether to Tenant’s representatives or to Landlord (or to any person or entity affiliated with Tenant or Landlord or otherwise).

B. Landlord shall designate the Market Base Rental Rate within thirty (30) days prior to the date required for Tenant’s issuance of the Renewal Notice. If Tenant disagrees with Landlord’s designation of the Market Base Rental Rate, then Tenant shall have the right, by written notice given within thirty (30) days after Tenant has been notified of Landlord’s designation, to submit such Market Base Rental Rate to an appraisal process for evaluation of the Market Base Rental Rate. Market Base Rental Rate shall be submitted to an appraisal process as follows: Landlord and Tenant shall each appoint an independent appraiser, who shall have the MAI designation, to establish the Market Base Rental Rate, and a third to be selected, if necessary, as below provided. The unanimous written decision of the two first chosen, or otherwise, the average of the three appraisals from the three appraisers chosen and selected as provided herein, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen appraiser within ten (10) days following the call for such evaluation and, each appraiser shall render its valuation within twenty (20) days following the call for same. Unless such two appraisers shall have reached a unanimous decision within forty (40) days after the call for such evaluation, they shall, within such forty (40) day period, jointly select and designate an impartial third appraiser, also with the MAI designation, to determine Market Base Rental Rate. Such third appraiser shall render its opinion within ten (10) days of its designation. Landlord and Tenant shall bear the expense of the third appraiser (if any) equally. If such two appraisers are unable to agree on an impartial third appraiser, the Parties agree to contact the local chapter of the American Society of Appraisers for the appointment of such third appraiser. If the dispute between the Parties as to a Market Base Rental Rate has not been resolved before the commencement of Tenant’s obligation to pay rent based upon such Market Base Rental Rate, then Tenant shall pay Base Rent and other charges under this Lease for the Premises based upon the Market Base Rental Rate designated by Landlord until either the agreement of the Parties as to the Market Base Rental Rate, or the decision of the appraisers, as the case may be, at which time Tenant shall pay any underpayment of rent and other charges to Landlord, or Landlord shall credit any overpayment of rent and other charges to Tenant.

C. In determining the Base Rent for each Renewal Term, either the Parties voluntarily, or the appraisers pursuant to the appraisal procedure outlined above, will reduce the Rent otherwise computed thereunder by an amount which reflects that portion of the recomputed Rent attributable to any Tenant Alterations made subsequent to the Original Lease Execution Date, the TI Work (to the extent of the Tenant’s Construction Cost Share), and the Tenant Fixturing Work. The purpose of this adjustment is to avoid Tenant paying any Rent increase related to that portion of the construction of the Premises paid for by Tenant and for which no Base Rent relating to such construction was charged during the Initial Term. In making such adjustment, the Parties or the appraisers, as applicable, shall take into account the useful life, age, level of obsolescence, and the consequent contribution to future Rent, of any such TI Work, Tenant Alterations and/or Tenant Fixturing Work, and shall appropriately discount the impact of such items on the recomputed Rent.

6.	Rent.

6.1. Definitions.

A. “Tenant’s Proportionate Share” means (i) as of the Original Lease Execution Date, 0%; (ii) as of the Existing Renovated Office Space Occupancy Date, 21.71%; (iii) as of the Phase Commencement Date for the New Office Space portion of the Second Phase, 41.63%; (iv) as of the Phase Commencement Date for the entire Second Phase, 93.73%, and (iv) as of the Phase Commencement Date for the Vivarium Phase, 100%.

B. “Real Estate Taxes” shall mean all taxes and assessments levied, assessed or imposed at any time by any municipality, town, county, state, the United States of America, or any department, agency, division, bureau or instrumentality thereof, or any other governmental authority (a “Governmental Authority”), upon or against the Building and the Land (but excluding any other portion of the Center), and also any tax or assessment levied, assessed or imposed at any time by any Governmental Authority in connection with the receipt of income or rents from the Premises to the extent that the same shall be in lieu of (and/or in lieu of an increase in) all or a portion of any of the aforesaid taxes or assessments upon or against the Premises. Tenant shall not be required to pay any municipal, state or Federal income or excess profits taxes assessed against Landlord, or any municipal, state or Federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation franchise taxes imposed upon the corporate owner of the fee of the Premises.

C. “Operating Expenses” shall mean that part of any and all expenses reasonably incurred by Landlord pursuant to Landlord’s obligations under this Lease in connection with its maintenance and operation of the Building, the Land, excluding Real Estate Taxes and interest or amortization payments on any mortgage, but including, without limitation, electricity (other than as billed directly to Tenant based on usage), insurance maintained on the Building, all direct and indirect labor costs, management fees, service contracts and supplies used in connection with the cleaning, operating, labor and maintenance of the exterior portion of the Building and the Land, including snow removal from the parking areas and walkways on the Land, all repairs (other than required of Landlord under Section 15.1.B) required to be performed by Landlord as provided for in this Lease (other than the Landlord’s Work), all periodic assessments (“Declaration Assessments”) against the Premises by the owner’s association for the Center made pursuant to the Amended and Restated Declaration of Easements and Protective Covenants and Restrictions for Eagleview Corporate Center as amended and supplemented from time to time (the “Declaration”), building supplies, equipment, purchases and maintenance, parking lot lighting and maintenance, removal of trash, rubbish, garbage and refuse repairing of paving, curbs, walkways, directions or other signs, drainage, maintenance of fire sprinkling systems (if any), and such other expenses as Landlord may reasonably deem necessary and proper in connection with the operation and maintenance of the Premises excluding (other than as provided below) any costs which under generally accepted accounting principles are capital expenditures. Landlord agrees that all such services will be provided and materials supplied, either directly by Landlord, or from third parties, at commercially reasonable and competitive market rates. Operating Expenses shall also include the annual amortization (over the anticipated useful life) of a capital improvement falling within any of the following categories: (i) a labor saving device or improvement which is intended and reasonably expected to reduce or eliminate any other component of Operating Expenses; (ii) an installation or improvement required by reason of any Legal Requirement, that did not exist on the date of this Lease and is generally applicable to similar buildings; (iii) an installation or improvement which directly enhances safety of tenants in the Building or Center. Landlord shall have the right to bill Tenant directly for any items of Operating Expenses which can be attributed directly to Tenant’s use upon the condition that such items are excluded from the definition of “Operating Expenses”. Operating Expenses shall not include costs to repair or replace defective Landlord’s Work during the Warranty Period, or the cost of Landlord’s fulfilling its obligations under Section 15.1.B. As long as The Hankin Group, or any affiliate controls the Eagleview Corporate Center Owner’s Association, only such Declaration Assessments as are applied in a non-arbitrary manner to Tenant/and or other owners in the Center (as opposed to special assessments against the Premises) shall constitute Operating Expenses under this Lease.

6.2. Base Rent. Tenant shall pay Landlord the following Base Rent (“Base Rent”) during the specified time periods during the Initial Lease Term:

(i) no Base Rent from the Original Lease Execution Date through January 31, 2003;

(ii) $12,663.44 per month (17,367 sf x $8.75/sf divided by 12) on February 1, 2003 and the first day of each month thereafter until the Phase Completion Date for the Second Phase;

(iii) $77,947.95 (17,367 + 20,873 + 11,938 + 24,802 sf x $8.75/sf divided by 12 plus $23,275.03 Tenant Allowance Payment) per month from the Phase Completion Date for the Second Phase until the Phase Completion Date for the Vivarium Phase;

(iv) $81,608.36 per month ($58,333.33 plus $23,275.03 Tenant Allowance Payment) from the first day of the month following the Phase Commencement Date for the Vivarium Phase, and the first day of each month thereafter through the fifth anniversary of the Commencement Date.

(v) $86,608.36 per month ($63,333.33 plus $23,275.03 Tenant Allowance Payment) from the first day of the month occurring after the fifth anniversary of the Commencement Date and the first day of each month thereafter until the first day of the last month of the Initial Term.

Installments of Base Rent shall be due on the first day of each calendar month, subject to adjustment as set forth in Section 6.5. All Base Rent shall be payable, in advance, and without prior notice or demand, at the address of Landlord set forth in Section 38 of this Lease or at such other place, or to such other person as Landlord may from time to time direct in accordance with the notice provision set forth in Section 38.

6.3. Taxes and Operating Expenses.

A. In addition to Base Rent, Tenant shall pay to Landlord as Additional Rent in equal monthly installments one twelfth (1/12) of annual Real Estate Taxes and Operating Expenses, and such other amounts specified as “Additional Rent” in this Lease. Tenant shall also pay to Landlord as Additional Rent an administrative fee equal to the amount specified under Section 15.1. Such Additional Rent (inclusive of the administrative fee) shall be payable at the time of payment of each monthly installment of Base Rent, based upon the most recent costs of Operating Expenses and Real Estate Taxes available, but subject to the following schedule:

(i) For the period from the Original Lease Execution Date until the Phase Commencement Date for the New Office Space portion of the Second Phase, $2,363.36 per month (17,367 sf x $1.633 divided by 12);

(ii) For the period from the Phase Commencement Date for the New Office Space portion of the Second Phase until the Phase Commencement Date for the Second Phase, $3,987.92 per month (17,367 + 11,938 sf x $1.633 divided by 12).

(iii) For the period from the Phase Completion Date for the Second Phase until the Phase Completion Date for the Vivarium Phase, $10,203.53 per month (17,367 + 20,873 + 11,938 + 24,802 sf x $1.633 divided by 12).

(iv) For the period from the first day of the month following the Phase Completion Date for the Vivarium Phase until the issuance of a statement pursuant to Section 6.5, $10,886.67 per month.

B. With respect to Real Estate Taxes that may lawfully be paid in installments over a period of years, with or without interest, Tenant shall be obligated to pay only such installments and interest as are required to be paid before any fine, penalty, interest or cost may be added thereto for the nonpayment of any such installment and interest and shall not be required to pay any such installments or interest which are for assessments imposed for the period accrued and lawfully payable after expiration or termination of the Term; all subject to the following terms and conditions:

(i) Nothing herein contained shall be construed as obligating Tenant to pay Real Estate Taxes or installments of special assessments that may be payable after the expiration of the Term except to the extent applicable for a portion of the Term;

(ii) Landlord shall pay an allocable pro rata portion of the Real Estate Taxes and installments of special assessments payable with respect to the Premises for the year the Term commences and the year in which the Term ends, based upon the ratio of the number of days in such year not within the Term bears to 365 days, and Tenant shall pay the balance of said Real Estate Taxes and installments of special assessments for such years;

(iii) Commencing on the Commencement Date, Tenant shall pay all charges for heat, gas, water, electric, trash and sewage disposal for the Premises, which are billed directly by the providers of the same to Landlord as the owner of the Building; provided, however, that the Parties intend that all such charges will be separately metered, or separately billed, to Tenant. For the period between the Original Lease Execution Date and the Commencement Date, Tenant shall pay such charges as are related to the Existing Renovated Office Space. Additionally, for the period between the First Phase Commencement Date and the Commencement Date, Tenant shall pay such charges as are related to the New Office Space.

6.4. Tenant Contests. Tenant may, at its own expense, in good faith contest the amount or validity of any Real Estate Taxes, and may delay the payment of same pending the outcome of such contest if such delay will not subject Landlord to liability for such non-payment. Tenant shall be entitled to any refund of any Real Estate Taxes and penalties and interest thereon received by Landlord which have been paid by Tenant, or which have been paid by Landlord but for which Landlord has been previously reimbursed in full by Tenant. Landlord shall join in any proceedings referred to in this Section 6.4 if the provisions of any Law (defined herein) shall require that such proceedings be brought by or in the name of Landlord. Landlord shall, at Tenant’s request, reasonably cooperate with Tenant’s prosecution of such proceedings (e.g. providing relevant information within Landlord’s possession or control, attending or testifying at meetings, etc.) provided that Tenant will reimburse Landlord for all reasonable costs of such cooperation. Landlord shall not ultimately be subject to any liability for the payment of any fees (including reasonable attorneys’ fees), costs or expenses in connection with such proceedings. Tenant agrees to pay all such fees (including reasonable attorneys’ fees), costs and expenses, or, on demand, to make reimbursement to Landlord for such payment. Landlord agrees to provide notice to Tenant of an increase in the Real Estate tax assessment within ten (10) days of Landlord’s receipt of such assessment increase.

6.5. Adjustment of Additional Rent.

A. Within ninety (90) days of the expiration of each calendar year Landlord shall furnish Tenant with a written itemized statement of the actual Operating Expenses, Real Estate Taxes, and other costs incurred for such year for which Tenant is charged Additional Rent under this Lease (“Landlord’s Statement”). Within thirty (30) days of the rendition of Landlord’s Statement, either Tenant shall pay any amounts in excess of those collected pursuant to the payments on account of Real Estate Taxes and Operating Expenses pursuant to Section 6.3 hereof or Landlord shall credit to Tenant the amount of any payments made by Tenant in excess of the amounts so due. If the first and/or last years of the Term of this Lease shall not be full calendar years, then Tenant’s obligation for Operating Expenses and Real Estate Taxes attributable to such years shall be pro rated. Landlord agrees to promptly provide to Tenant back up invoices for items included in Landlord’s Statement following Tenant’s written request.

B. Landlord shall properly maintain its books and financial records evidencing expenditures for Operating Expenses, Real Estate Taxes and all other items for which Landlord is entitled to charge Tenant Additional Rent. Tenant shall have the right, on an annual basis, during reasonable business hours following five (5) business days written notice to Landlord, to inspect, or have its accountants inspect, such financial records, which inspection shall be at Tenant’s expense and conducted no later than sixty (60) days following the later of (i) issuance of Landlord’s Statement or (ii) receipt of back up invoices as specified in Subsection A. above. Such audit shall be performed by a certified public accountant who is not compensated on a contingent basis dependent upon identifying discrepancies revealed by the audit. If it is determined following such audit, either by agreement of Landlord and Tenant or following a judicial determination, that Landlord has overstated Additional Rent charged to Tenant under this Lease and Tenant has paid the overpayment, Landlord shall refund Tenant’s overpayment within thirty (30) days of such determination. Additionally, if such overstated Additional Rent is five (5%) percent more than the actual aggregate Additional Rent for any year, Landlord shall reimburse Tenant for its reasonable out of pocket expenses incurred in connection with such inspection. If it is determined following such audit that the Operating Expenses are greater than those reported to and paid by Tenant, Tenant shall pay the deficiency, without interest, to Landlord within thirty (30) days of such determination.

6.6. Rent Pro-Ration. If this Agreement is terminated prior to the Expiration Date for reasons other than Tenant’s default and if the effective date of termination is other than the last day of a month, Base Rent and Additional Rent (collectively “Rent”) shall be pro-rated to the date of termination based upon the number of days in such month, and Landlord shall refund to Tenant any Base Rent or Additional Rent paid but unearned as of the Expiration Date.

6.7. Tenant Delay. Notwithstanding the dates specified in Sections 6.2 and 6.3 with respect to the commencement of, and increases in, the Rent due under this Lease, if the Landlord’s Work with respect to a Phase is not completed and such Phase is not ready for occupancy by Tenant (as evidenced by a certificate of occupancy) as a result of Tenant Delays (in providing timely responses to requests for information from Landlord during the design and construction phase of the Project or otherwise), Tenant shall commence paying Rent on the date Landlord would have achieved Substantial Completion but for such Tenant Delays. All Tenant Payment Obligations under this Article 6 shall further be subject to Tenant’s pro-rata payment obligations under Section 3.10.

7.	Additional Rent.

Tenant shall pay to Landlord as “Additional Rent” (in addition to sums payable pursuant to Section 6.3) the following:

7.1. Expenses Incurred by Landlord as a Result of Tenant’s Default. All sums which may become due by reason of Tenant’s failure to comply with any of the terms, conditions and covenants of this Lease to be kept and observed by Tenant (after expiration of any applicable cure periods), and any and all damages, costs and expenses (including without limitation reasonable attorneys’ fees) which Landlord may suffer or incur by reason of any default of Tenant and any damage to the Premises caused by any act or omission of Tenant, together with interest to the date of payment (whether before or after entry of judgment and issuance of execution thereon) at a rate equal to the lesser of five (5%) percent above the prime interest rate (or similar rate if the prime interest rate is no longer published) of Wachovia Bank or its successor, in effect during the period said payment is due (“Default Rate”) or the maximum amount of interest chargeable under applicable law.

7.2. Use and Occupancy Taxes. All use and occupancy taxes imposed by any Governmental Authority allocable to the Premises.

8.	Put-Back Space Reduction.

A. On the first day of the thirtieth (30th) and the forty-second (42nd) full calendar month after the Commencement Date, Tenant shall have the right to vacate the Put-Back Space and remove the Put-Back Space from the operation of this Lease (“Put-Back Space Reduction”). The date on which such Put-Back Space Reduction is effected shall be referred to as the “Reduction Effective Date.” Tenant, as a condition to exercising such right, shall provide Landlord at least nine (9) months prior written notice of such election. Upon the Reduction Effective Date Landlord shall, at Tenant’s cost (which cost shall be in a commercially reasonable amount), construct a partition separating the remainder of the Premises from the Put-Back Space and shall apply such finishes to such partitioning as is consistent with Tenant’s adjacent space. Tenant shall have this right with respect to all, but not less than all of the Put-Back Space, regardless of whether any TI Work has been installed at the Put-Back Space.

B. From and after the Reduction Effective Date, until the Expiration Date (i) the monthly Base Rent due for the remaining Premises shall be reduced by an amount per month equal to the square footage of the Put-Back Space multiplied by $5.00 per square foot divided by twelve (12), and (ii) Tenant’s Proportionate Share shall be reduced proportionately in accordance with the square footage reduction in the Premises.

9. Use. Tenant shall use the Premises solely for a warehouse, and for professional, laboratory (for scientific research and development including animal research), laboratory, vivarium and offices used for pharmaceutical research and development, administrative and commercial activities (collectively, “Permitted Use”). Following prior written notice to Landlord, Tenant shall be permitted to also use the Premises for those operations (a) in compliance with “Laws” (defined herein), (b) consistent with the nature of the Center and (c) which do not affect Tenant’s required “Sewage Capacity” (as defined herein).

10.	Compliance with Law.

10.1. Landlord’s Compliance with Law.

Prior to the Commencement Date, and thereafter in connection with Landlord’s maintenance and repair of the Premises, Landlord shall promptly observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations of any Governmental Authority having or claiming jurisdiction, directly or indirectly, over the Premises or appurtenances of any part thereof (including Public Accommodation Laws and Environmental Laws (as both are defined herein), and such regulations or standards as are or may be promulgated under the Federal Occupational Safety and Health Act of 1970 or similar federal state or local requirements), whether the same are in force at the commencement of the Term or may in the future be passed, enacted or directed (“Laws”); provided Landlord shall have no such obligations with respect to complying with such Laws as relate particularly to Tenant’s operations and activities at the Premises. Without limiting the generality of the foregoing, Landlord shall also procure each and every permit, license, certificate or other authorization now or hereafter required in connection with the lawful and proper use of the Premises for the Permitted Use, but excluding those permits unique to and specifically required by Tenant’s particular business operations at the Premises, for which Tenant shall be responsible all in accordance with Section 10.3.

10.2. Landlord’s Compliance with Public Accommodation Laws.

A. Landlord covenants that each Phase of the Premises will comply with all applicable Laws governing non-discrimination in public accommodations and commercial facilities (“Public Accommodations Laws”) as of the applicable Phase Commencement Date, including without limitation the requirements of any applicable building or health codes, and the Americans with Disabilities Act and all regulations thereunder.

B. Landlord covenants and agrees to complete any and all modifications or improvements which are or become necessary with respect to the Premises in order to comply with all Public Accommodation Laws, except to the extent resulting from Tenant’s particular manner of use of the Premises.

C. Landlord covenants and agrees to use good faith commercially reasonable efforts to insure that any and all modifications or improvements undertaken pursuant to this Section are accomplished in a manner which will not substantially interfere with Tenant’s use or possession of, or business operations at, the Premises.

D. Landlord agrees (i) that Landlord shall be solely responsible, without any reimbursement from Tenant, for meeting its obligations under Subsections A., B. and C. above and (ii) to indemnify, defend and hold harmless Tenant, its officers, directors and employees from and against any and all claims, liabilities, losses and expenses (including reasonable attorneys’ fees) directly caused by Landlord’s failure to comply with the provisions of this Section, except that Landlord shall not be liable to Tenant for consequential damages, lost profits or the like.

E. Landlord agrees to permit Tenant, at its option and its expense, subject to the provisions of Section 12 below, to make any modification or improvements to the Premises, which are required by Public Accommodation Laws, provided that all changes to the Premises are made in compliance with Public Accommodation Laws.

10.3. Tenant’s Compliance with Laws. Tenant shall not use the Premises in violation of any Laws. Tenant shall procure each and every permit, license, certificate or other authorization now or hereafter required by Tenant’s particular business operations and manner of use of the Premises.

10.4. Negative Covenants of Tenant. Tenant will not:

(i) Use or permit the use of the Premises in any manner that will tend to create waste or a public or private nuisance;

(ii) Damage the Premises or any part of the Building (ordinary wear and tear excepted);

(iii) Bring into or permit to be kept in the Premises any dangerous, explosive or obnoxious substances, other than such substances in such amounts as are both customary in the normal course of Tenant’s business operations and which will neither violate any applicable Laws nor have a material adverse effect upon the Premises;

(iv) Manufacture or prepare or dispense any food or beverages in the Premises, except for consumption in Premises by Tenant, its employees or invitees;

(v) Vacate or abandon the Premises, or permit the Premises to be empty or unoccupied unless Tenant reimburses Landlord for any increase in insurance premiums caused as a result of such actions; provided that, if Tenant is otherwise in compliance with all other terms and conditions of this Lease, if Tenant vacates or abandons the Premises and the Premises remains vacant for twelve (12) months or more, Landlord shall have the right to terminate this Lease, and pay to Tenant, if such termination occurs during the Initial Term, the pro-rated portion of Tenant’s Construction Cost Share paid by Tenant, determined by multiplying such sum by a fraction, the numerator of which shall be number of days remaining in such Initial Term, and the denominator of which shall be the total number of days in the Initial Term (hereinafter the “Termination Reimbursement”).

(vi) Do or suffer to be done, any act, matter or thing objectionable to the fire insurance companies or Board of Underwriters whereby the fire insurance or any other insurance now in force or hereafter to be placed on the Premises or the Building or Center shall become void or suspended, or whereby the same shall be rated as a more hazardous risk than at the Commencement Date. Tenant agrees to pay to Landlord as Additional Rent, any and all increase in premium of insurance carried by Landlord on the Premises, or on the Building, caused in any way by the occupancy of Tenant.

10.5. Landlord’s Representations. Landlord represents that:

A. To the best of Landlord’s knowledge, without investigation other than review of a Phase I Environmental report for the larger tract of which the Land is a part, neither the Premises nor Landlord is, in connection with the ownership, use, maintenance or operation of the Premises and the conduct of the business related thereto, in violation of any applicable Laws, federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, standards, requirements, orders, licenses and permits of any Governmental Authorities relating to environmental matters, including (i) the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Toxic Substances Control Act (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant thereto), and (ii) all other applicable environmental laws, rules, standards or requirements, orders, directives, ordinances and regulations of any Governmental Authority having jurisdiction or affecting the Premises (collectively the “Environmental Laws”).

B. To the best of Landlord’s knowledge, without investigation, Landlord, its agents, contractors and employees have operated the Premises and have at all times received, handled, used, stored, treated, transported and disposed of all petroleum products and all other toxic, dangerous or hazardous chemicals, materials, substances, pollutants and wastes, and any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or which even if not so prohibited, limited or regulated, pose a hazard to the health and safety of the occupants of the Premises or the occupants or owners of Premises (all of the foregoing items hereinafter collectively referred to as “Hazardous Materials”) in substantial compliance with all Environmental Laws.

C. To the best of Landlord’s knowledge without investigation, there are no existing Environmental Laws requiring any remedial actions or any other work, repairs, construction or capital expenditures with respect to the Premises. Landlord has not received any notice requiring such remedial actions or any other work, repairs, construction or capital expenditures with respect to the Premises. Landlord has no actual knowledge, without investigation, of any pending investigations by Governmental Authorities in connection with alleged violations of Environmental Laws at the Premises or at the Center.

D. During the period in which Landlord has owned the Premises, to the best of Landlord’s knowledge without investigation, no Hazardous Materials have been released into the environment, or deposited, spilled, discharged, placed or disposed of at, on or near the Premises, nor has the Premises been used at such time by any person as a landfill or a disposal site for Hazardous Materials or for garbage, waste or refuse of any kind.

E. To Landlord’s knowledge, there are no electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls in excess of 50 parts per million nor is there any asbestos contained in, on or under the Premises.

F. No notices of any violation of any of the matters referred to in Subsections A. through E. relating to the Premises or its use by Landlord, or GEI, have been received by Landlord and there are no writs, injunction, decrees, orders or judgment outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Premises, nor is there any basis for such lawsuits, claims, proceedings or investigations being instituted or filed.

10.6. Landlord’s Environmental Obligations.

A. Prior to the Commencement Date, and thereafter in connection with Landlord’s maintenance and repair of the Premises and the Center, Landlord shall, at its own expense, promptly observe and comply with all Environmental Laws; provided Landlord shall have no such obligations with respect to complying with such Environmental Laws that relate to Tenant’s operations and activities at the Premises.

B. Except for those matters which are Tenant’s responsibility under Section 10.7, Landlord shall defend, indemnify and save Tenant, its officers, directors, agents and employees, harmless from and against all claims, obligations, demands, actions, proceedings and judgments, loss, damage, liability and expense (including reasonable attorneys’ fees and expenses) which any one or more of them may sustain in connection with Landlord’s breach of its covenant in Subsection A. above.

10.7. Tenant’s Responsibility Regarding Hazardous Materials.

A. Tenant’s Compliance with Environmental Laws. Tenant shall notify Landlord promptly in the event of any presence, disposal, spillage, discharge, omission, leakage or release of any Hazardous Materials at the Premises (except for the Hazardous Materials which are lawfully used and disposed of in the conduct of Tenant’s business, if any and which Tenant is not required to report to any Governmental Authority under Environmental Laws), and will promptly forward to Landlord copies of any notices sent or received by Tenant relating to alleged violations of Environmental Laws. In the event of any violation of Environmental Laws by Tenant, its agents, employees or contractors, Tenant shall promptly, at Tenant’s sole cost and expense, take such actions necessary to fully comply in all respects with such Environmental Laws.

B. Tenant’s Restrictions. Tenant shall not cause or permit to occur:

(i) Any violation of any Environmental Laws now or hereafter enacted, related to the Premises or Center, or arising from Tenant’s use or occupancy of the Premises; or

(ii) The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Material on, under, or about the Premises or Center, except to the extent such activity is incidental to Tenant’s business operations at the Premises and does not violate any Environmental Laws and the Declaration.

The term “permit to occur” shall mean that Tenant fails to prevent any person or entity that is either affiliated with, or under the control of, Tenant, or which is a licensee or invitee of Tenant at the Premises, to cause the prohibited act.

C. Tenant’s Environmental Clean-Up.

(i) Tenant shall, at Tenant’s own expense, comply with all Environmental Laws regulating the use, generation, storage, transportation, or disposal of Hazardous Materials by Tenant, its invitees or agents.

(ii) Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all Environmental Laws of any Governmental Authority which are applicable to Tenant’s use and occupancy of, or Tenant’s business operations at, the Premises.

(iii) Should any Governmental Authority, or any other third party, demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Materials to or from, or on under or about the Premises or Center that occurs at or from the Premises or Center, and which arises at any time from Tenant’s use or occupancy of the Premises during the Term of this Lease, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such clean-up plans.

(iv) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal of Hazardous Materials at the Premises that is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Subsection C. within a reasonable time, Landlord may do so, after notice to and opportunity to cure by Tenant; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Law shall constitute a waiver of any of Tenant’s obligations under this Subsection C.

Tenant’s obligation to comply with this Section 10.7.C shall be limited to restoration of the Premises to their condition as existed at the Commencement Date, reasonable wear and tear excepted. Tenant shall under no circumstances be required to provide any confidential or proprietary information to Landlord with respect to Tenant’s business operations absent Landlord’s presentation to Tenant of an order or judgement issued by a Governmental Authority requiring such information. Landlord agrees to notify Tenant of the issuance of any such judgement or order and allow Tenant, at Tenant’s sole cost and expense, to rescind or modify same through the conduct of an appeal or other judicial or administrative proceedings; provided, however, that Tenant may conduct such proceeding only after demonstrating to Landlord’s reasonable satisfaction that such action will not increase Landlord’s potential liability or negatively affect the Premises or the Center.

D. Tenant’s Environmental Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord, the manager of the Center, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials that occurs at or from the Premises or Center, and which arises at any time from Tenant’s use or occupancy of the Premises during the Term of this Lease, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Governmental Authorities under the Laws and all other Environmental Laws. Except to the extent caused by Landlord’s breach of its covenant in Section 10.6 above, Tenant shall at Tenant’s own cost and expense, timely comply with all applicable, rules, requirements, orders, directives, ordinances and regulations arising from Tenant’s use and occupancy of the Premises, including but not limited to the Environmental Laws, and shall indemnify, defend, save and hold harmless Landlord, its directors, officers, agents and employees from and against any and all claims, demands, losses and liabilities (including reasonable attorneys’ fees) resulting from any violation of the Environmental Laws when caused by Tenant’s use and occupancy of the Premises. Tenant’s obligation to comply with this Subsection D. shall be limited to restoration of the Premises (or to the extent Tenant’s activities on the Premises or at the Center affects the Center, the Center) to their condition as existed at the Commencement Date, reasonable wear and tear excepted.

10.8. Miscellaneous Environmental Provisions.

A. If any environmental condition encompassed within Section 10.6.A. cannot be, or is not, corrected within one hundred eighty (180) days of discovery, Tenant may terminate this Agreement upon thirty (30) days’ written notice to Landlord delivered within ten (10) days following the expiration of such one hundred eighty (180) day period. Further, during any clean-up period, if Tenant’s use of the Premises is substantially impaired, Tenant’s obligation to pay Rent shall abate for the portion so impaired provided the environmental condition is not caused by Tenant.

B. The Parties specifically agree that the indemnities of Landlord and Tenant contained in this Section 10 shall not extend to loss of business, lost profits or consequential damages, except that a violation by Tenant of its obligations under Section 10.7 shall not excuse Tenant’s obligations to make payments of Rent, or to compensate Landlord for loss of rents suffered by Landlord at the Premises by reason of Landlord’s inability to make the Premises tenantable as a result of Tenant’s breach of Section 10.7.

C. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

D. Attached to this Lease and made part hereof is a rider regarding Industrial Waste Discharge within Eagleview Corporate Center.

11.	Late Payment.

If any payment required by Tenant under any of the terms hereof shall not be paid on the date it is due, Landlord shall notify Tenant of such non-payment. If Tenant does not pay the amount due within five (5) business days after Landlord’s notice, Tenant shall owe Landlord as Additional Rent, a late charge equal to, $.06 for each dollar so due, and such late charge shall be deemed Additional Rent for purposes of this Lease. If Tenant fails to make payment of Base Rent on its due date more than twice in any twelve (12) month period, such late charge will be payable without the requirement of Landlord’s notice specified in the first sentence of this Section 11.

12.	Tenant Alterations.

12.1. Except as hereafter provided, Tenant shall make no alterations, additions or improvements (“Tenant Alterations”) to the Premises without the consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. At the time of Landlord’s consent, Landlord shall designate whether Tenant shall be required to remove the proposed Tenant Alteration upon termination of this Lease, and the absence of such designation in Landlord’s written consent shall be deemed Landlord’s agreement that Tenant shall not be obligated to remove the proposed Tenant Alteration upon the termination of this Lease. Landlord also may impose such reasonable conditions as part of its consent as Landlord deems appropriate, taking into consideration the nature of the proposed Tenant Alteration, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance, and copies of the plans, specifications and permits necessary for such work. Nothing herein, however, shall be construed to obligate Tenant to construct any Tenant Alterations for which Landlord has given its consent.

12.2. Landlord’s consent shall not be required for Tenant Alterations which (a) do not adversely impact the structural integrity of the Building or the systems serving the Building or their operation, (b) are not visible from the Building exterior and (c) qualify under the following:

(i) The Tenant Alteration is to be made to portions of the Premises other than the Lab Space and the cost thereof is $10,000 or less in the aggregate with respect to any Tenant Alteration project (or $20,000 or less in the aggregate with respect to Tenant Alteration projects undertaken over any twelve (12) consecutive month period); or

(ii) The Tenant Alteration is to be made to the Lab Space and the cost thereof is $50,000 or less with respect to any Tenant Alteration project (or $100,000 or less in the aggregate with respect to Tenant Alteration projects in the Lab Space undertaken over any twelve (12) consecutive month period).

(iii) Tenant Alterations described in this subsection for which Landlord’s consent is not required hereinafter are called “Permitted Tenant Alterations.” Notwithstanding the foregoing, painting or carpeting of the interior of the Premises and like cosmetic improvements shall not be deemed Tenant Alterations regardless of the cost thereof and no Landlord approval will be required for same. Tenant shall not be obligated to remove Permitted Tenant Alterations upon the termination of this Lease unless an Event of Default has occurred which is then continuing, or unless Landlord determines that such Permitted Tenant Alterations are special purpose alterations, the cost to remove which is in excess of Landlord’s standards for demolition costs, and Landlord so requires such removal.

12.3. All Tenant Alterations shall be done at Tenant’s expense by contractors approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned and shall be deemed given unless Landlord notifies Tenant of its objections within ten (10) business days after delivery of Tenant’s request for such approval. With respect to Tenant Alterations other than the Permitted Tenant Alterations, no work shall be performed until the plans therefore have been approved by Landlord, which approval shall not be unreasonably withheld, delayed on conditioned and shall be deemed approved unless Landlord notifies Tenant of objections to the proposed plans within ten (10) business days after delivery to Landlord of a complete set of the plans therefor. In connection with the review of plans submitted by Tenant, Landlord shall be reimbursed by Tenant for Landlord’s cost in reviewing such plans at the rate of

$70 per hour; subject to reasonable increase to reflect the then current hourly charge imposed for such review by Landlord for its tenants in the Center generally, prior to undertaking any such review. With respect to Permitted Tenant Alterations, Tenant shall provide Landlord with a copy of Tenant’s application for a building permit therefor, if applicable (together with all attachments thereto), and copies of all plans at least ten (10) days before work commences, and no review fee shall be charged to Tenant by Landlord in connection therewith nor shall Landlord’s approval to such application be required. Tenant shall provide copies of as-built plans and specifications for all Tenant Alterations to Landlord within a reasonable time of completion of the Tenant Alterations. All Tenant Alterations, interior painting, carpeting and like cosmetic improvements shall be done in a first class, workmanlike manner and shall comply with all insurance requirements, and, where applicable, with all reasonable requirements of Landlord imposed as a condition of such consent.

12.4. If, pursuant to this Lease, removal of a Tenant Alteration is required at termination of this Lease, Tenant alone shall be entitled to deduct all depreciation of Tenant Alterations on Tenant’s income tax returns. Upon expiration or earlier termination of this Lease, Tenant shall promptly remove such Tenant Alterations and repair any damage occasioned by such removal, reasonable wear and tear and damage by insured casualty excepted. In default thereof, Landlord may effect said removal and repairs at Tenant’s expense. With respect to any Tenant Alterations which Tenant is not obligated to remove hereunder (including without limitation Permitted Tenant Alterations), such Tenant Alterations, if not removed by Tenant upon the termination of this Lease, shall be deemed abandoned by Tenant, and deemed a part of Landlord’s property, notwithstanding any provision of this Lease to the contrary.

12.5. Except as provided in Section 12.1 above, any property left in the Premises by Tenant shall be deemed to have been abandoned at the termination of the Lease. Landlord may dispose of such property at Tenant’s expense without notice to Tenant. If Tenant shall fail to remove any of its Alterations, Landlord may remove and store or dispose of the same at the expense of Tenant in any manner as Landlord determines without liability to Tenant.

13.	Mechanic’s Liens.

Prior to Landlord or Tenant performing any construction or other work on or about the Premises for which a lien could be filed against the Premises, the applicable Party shall enter into a written waiver of liens agreement with the contractor who is to perform such work, and such written agreement shall be filed, in accordance with the mechanics’ lien law of the State or Commonwealth in which the Building is located, prior to the commencement of such work. Notwithstanding the foregoing, if any mechanics’ or other lien shall be filed against the Premises purporting to be for labor or material furnished or to be furnished at the request of Tenant or Landlord, then the applicable Party shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ten (10) days after the filing thereof. If such Party shall fail to cause such lien to be discharged by payment, bond or otherwise within such period, the other Party may thereafter cause such liens to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, and the Party responsible for performing such work shall, upon demand, reimburse the other for all reasonable amounts paid and costs incurred, including attorneys’ fees, in having such lien discharged of record.

14.	Condition of Premises.

14.1. Landlord Representations. Landlord represents and warrants that as of the date hereof:

A. Landlord does not have knowledge of, or reason to believe that there are, grounds for the filing of a lien against the Premises;

B. Landlord does not have knowledge of any pending or threatened condemnation or similar proceeding affecting the Premises or any portion thereof;

C. Landlord does not have knowledge of any legal actions, suits, or other legal or administrative proceedings, pending or threatened against the Premises;

D. Except as specified with respect to GEI under Section 4.3 Landlord has granted no leases or license, nor created any tenancies, affecting the Premises and there are no third parties in possession of any portion of the Premises as trespassers or otherwise;

E. The Premises have adequate legal access to abutting public highways, streets and roads either directly or through private roads in the Center over which Tenant has vehicular and pedestrian rights pursuant to this Lease;

F. Landlord does not have knowledge of any pending or threatened governmental or private proceedings which would impair or result in the termination of access from the Premises to abutting public highways, streets, and roads or the Center;

G. Landlord has provided Tenant with complete copies of all environmental reports, test results and inspections conducted by or at the request of Landlord or that are in Landlord’s possession with respect to the Premises, but Landlord disclaims any warranty, express or implied, as to the accuracy or reliability of such reports;

H. There is presently in existence or available adequate water, electrical, and gas utility service and available sewage capacity of 5500 gallons per day for the Premises (the “Sewage Capacity”);

I. The Permitted Use does not, and the Building as constructed and after construction in accordance with the Final Plan, will not, contravene applicable building, zoning and land development ordinances and all conditions of applicable zoning, subdivision and land development approvals imposed on the Permitted Use (collectively “Development Approvals”);

J. Except for impact fees to be paid by Landlord, Landlord has no knowledge of any pending or deferred special assessments affecting the Premises;

K. There are no special taxes or assessments which are currently a lien against the Premises or, to Landlord’s knowledge, proposed;

L. No easements burdening the Premises will interfere with the use, maintenance, repair, construction, reconstruction or operation of the Improvements, and all easements necessary for the lawful operation of the Premises, including all access, ingress, support and mechanical easements necessary or incidental thereto, are in full force and effect and are not subject to termination, cancellation or rescission;

M. Landlord has received no notice from any Governmental Authority that Landlord has not met, or cannot meet, any requirements for obtaining a certificate of occupancy or any other approval required for the construction or operation of the Premises for the Permitted Use;

N. The lease of the Premises and construction of the Improvements under this Lease and the operation of the Improvements by Tenant in the normal course of its business for the Permitted Use will not cause a violation, default or breach of any Development Approval, the Declaration or, to Landlord’s knowledge, any recorded easements, covenants or restrictions affecting title to the Premises; and

O. Landlord has beneficial, marketable and insurable (at ordinary rates charged by any reputable title company doing business in the greater Philadelphia area) title to the Premises subject to no encumbrances other than (i) building, building line and zoning restrictions, (ii) real estate taxes for the then current year which are not yet due and payable, (iii) utility and other easements which have no material adverse effect on Tenant’s use and enjoyment of the Premises, (v) any Mortgage (defined herein) subject to a Non-Disturbance Agreement (defined herein) with Tenant, (vi) such other non-monetary covenants, restrictions, easements and agreements of record which have no adverse impact on the use or value of the Premises or Tenant’s Permitted Use thereof, and (vii) and any title exceptions created by Tenant’s actions (“Permitted Exceptions”).

14.2. Tenant Acknowledgment. Tenant acknowledges and agrees that, except as expressly set forth in this Lease, there have been no representations or warranties made by or on behalf of Landlord with respect to the Premises or with respect to the suitability of the Premises for the conduct of Tenant’s business.

15.	Maintenance of Premises.

15.1. Landlord Obligations.

A. Landlord shall provide common area maintenance necessary to maintain the Premises and the Center in first-class condition similar to other buildings located in the Center, including cleaning, operating, and maintaining the exterior portion of the Building, prompt and complete snow and ice removal from all roads and sidewalks, lawn mowing and routine landscaping of the unimproved areas, and maintenance and repair of all drainage systems, roads, sidewalks, parking areas, curbs and any other paved areas (and the outdoor electrical fixtures used to provide nighttime lighting thereto), and the removal of trash, rubbish, garbage and refuse from the Premises. Landlord shall also maintain all electrical supply systems, sanitary sewer and runoff sewer systems and all other utilities (underground or otherwise) servicing the Center. The cost of such services shall be paid by Tenant pursuant to Section 6.3. Tenant shall also pay Landlord an administrative fee for providing such services Additional Rent equal to four (4%) percent of the Real Estate Taxes and Operating Expenses (other than costs of electricity and gas and management fees incurred by Landlord).

B. Landlord shall be responsible for the replacement, but not the customary maintenance and repair of, all Building systems, including without limitation, plumbing, sprinkler, HVAC, Building electrical and mechanical lines and equipment associated therewith, and elevators and boilers and/or shall also be responsible for the repair and/or replacement of exterior and interior structure of the Building, including the roof, exterior walls, bearing walls, support beams foundation, columns, exterior doors and windows, floors, floor slabs and lateral support to the Building (the “Structural Components”). Landlord shall maintain and repair sewer lines and utility lines to the Building. Landlord shall have no obligation to repair or replace interior carpeting, tile and similar floor coverings unless such repair or replacement is required in connection with Landlord’s fulfilling its duties in connection with repair or replacement of the floor or floor slab or other structural items. Tenant shall have no obligation to reimburse Landlord for the cost of Landlord fulfilling its obligations under this Subsection B.; provided, however, in no event shall Landlord be obligated to repair any damage caused by any act, omission or negligence of Tenant or its employees, agents, invitees, licensees, subtenants or contractors, all of which shall be the responsibility of Tenant.

C. Landlord shall assign and, where applicable, deliver to Tenant any warranties and service contracts which may pertain to Tenant’s repair obligations hereunder. Landlord agrees to cooperate with Tenant in the enforcement by Tenant, at Tenant’s sole cost and expense (if not related to Landlord’s duties under Subsection B.), of any warranties by any subcontractors, or other third parties with respect to the design, workmanship or materials related to the Landlord’s Work.

D. During the Warranty Period, and at any time during the Lease Term with respect to the Structural Components, any expenses incurred by Landlord in connection with Landlord’s obligations pursuant to Section 3.12, shall not be included as part of Operating Expenses. Landlord’s obligations under Subsection B. shall continue undiminished both during and after the running of the Warranty Period.

E. During the final two (2) years of the Term, if Tenant does not enter into an agreement with Landlord extending the Term of this Lease, and if a major component of the HVAC, electrical or plumbing systems cannot be effectively or efficiently repaired, and must be replaced, Landlord shall effectuate the replacement, and the cost of such replacement shall be amortized over the reasonably anticipated useful life of such component, and the pro-rated portion thereof allocable to the remaining term of this Lease in comparison with such useful life, shall be included as part of Operating Expenses.

15.2. Tenant Obligations. Except to the extent Landlord is obligated to make repairs or replacements, as provided in Sections 15.1 above, and 15.2.A. and B. below, Tenant shall make, at its sole cost and expense, all repairs necessary to maintain all non-structural portions of the Building (ordinary wear and tear excepted), including without limitation, all plumbing, heating, ventilation, air conditioning and electrical lines, pipes, fixtures and equipment not expressly to be maintained by Landlord, and shall keep the Premises and the fixtures therein in neat and orderly condition. Without limiting the generality of the foregoing, Tenant at its expense is specifically required to make promptly all repairs (a) to that portion of any pipes, lines, ducts, wires or conduits contained within the Building; (b) to the glass windows, plate glass doors, and any fixtures or appurtenances composed of glass; (c) to Tenant’s sign; (d) to any heating or air conditioning equipment installed in or servicing the Premises; and (e) to the Premises or to any part of the Center when such repairs are necessitated by any act or omission (negligent or otherwise) of Tenant or Tenant’s agents, employees or invitees, or by failure of Tenant to perform any of its obligations under this Lease. Tenant at its own expense shall enter into a maintenance contract with a reputable heating and air conditioning service company acceptable to Landlord, for the entire Term, and provide Landlord with a copy of the same. If Tenant refuses or neglects to make such repairs, or fails to diligently prosecute the same to completion, after written notice from Landlord of the need therefor, Landlord may make such repairs at the expense of Tenant and such expense shall be collectible as Additional Rent.

15.3. Performance of Landlord Maintenance. Landlord shall accomplish all maintenance for which it is responsible, within a reasonable time following receipt of written notice from Tenant of the necessity for such repairs; provided, however, that Landlord shall have the maintenance performed as soon as possible after notice from Tenant if a hazardous or emergency situation exists. Landlord shall provide Tenant reasonable prior notice before commencing such maintenance or repair work. In performing any such work, Landlord shall use reasonable efforts (a) to protect Tenant’s property and personnel from loss or injury and (b) to comply with reasonable rules and restrictions with respect to access to the Premises based on Tenant’s need for confidentiality and to avoid disrupting Tenant’s regular business routine. Landlord shall commence such repairs or replacements within five (5) days of Tenant’s written request, provided however, that in an emergency Landlord shall immediately commence said repairs. Should Landlord fail to commence such repairs or replacements within the applicable time period, Tenant shall provide Landlord with written notice of such failure and except in the event of an emergency in which event said repairs shall be commenced immediately, Landlord shall commence such repairs within five (5) days after receipt of written notice. Should Landlord fail to commence the repairs or replacement with such five (5) day period, Tenant may complete such repairs or replacements which constitute those repairs or replacements for which Landlord is responsible and Tenant shall be entitled to recover from Landlord the cost thereof. For purposes of this Section 15.3 an “emergency” shall be a condition at the Premises which threatens the health or safety of occupants or invitees in or to the Premises or threatens an immediate, material, adverse impact on the conduct of Tenant’s business operations at the Premises.

15.4. Performance of Tenant Maintenance. Tenant shall accomplish all maintenance for which it is responsible routinely and, in all events, within a reasonable time following receipt of notice from Landlord. If following notice from Landlord, Tenant fails to make any necessary repairs or perform any necessary maintenance for which Tenant is responsible, Landlord may have such repairs or maintenance performed and Landlord’s costs of doing so shall be payable as Additional Rent with the next due installment of Base Rent. Any such repairs and any labor performed or materials furnished in, on or about the Premises shall be performed and furnished by Tenant in strict compliance with all applicable Laws of all Governmental Authorities having jurisdiction over the Building, the requirements of any board of underwriters having jurisdiction thereof, as well as any reasonable regulations imposed by Landlord pertaining thereto. Without limitation of the foregoing, Landlord shall have the right to reasonably approve any and all contractors and suppliers to furnish materials and labor for such repairs.

15.5. Landlord Liability. Landlord shall not be liable for consequential damages for temporary delay or failure in furnishing any services or facilities to be provided by Landlord under this Lease or any other agreement between Tenant and Landlord (or its agents) or implied by law. In no event shall such delay or failure regardless of cause, constitute an eviction, disturbance of Tenant’s use and possession of the Premises, authorize abatement of rent, relieve Tenant from performance of its obligations under this Lease, or result in a termination of this Lease. Provided that Landlord shall exercise reasonable efforts to effectuate its repairs or maintenance obligations in a manner which will keep at a minimum Landlord’s interference with Tenant’s use and occupancy of the Premises, Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Premises, or the Building or Center or to any appurtenances or equipment therein.

16.	Assignment and Subletting.

16.1. Landlord Consent. Except for an assignment permitted in Section 16.3 below, for which Landlord’s consent shall not be necessary, Tenant shall not, without the prior written consent of Landlord, assign or mortgage this Lease or any interest therein or sublet the Premises or any part thereof. For the purposes of this Section, and except as otherwise provided in Section 16.3, the sale or assignment of a controlling interest in Tenant corporation shall be deemed an assignment, provided that such assignee assumes the obligations of Tenant and that such assignment shall not relieve Tenant of its obligations hereunder. As to any assignment or sublease requiring Landlord’s consent, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent, and shall grant its approval or disapproval of the proposed transferee, within ten (10) days of Tenant’s request therefor accompanied by such information pertaining to the proposed sublessee or assignee as Landlord requests, provided the business of

Tenant’s assignee or subtenant is not materially more hazardous than that of Tenant, it being understood that it shall not be unreasonable for Landlord to require, as a condition of such consent, that fifty percent (50%) of any money or other economic consideration received by Tenant as a result of such subletting or assignment (the “Assignment Payment”), whether denominated as Rent under the sublease or otherwise, which exceeds, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (pro rated to reflect obligations allocable to that portion of the Premises subject to the sublease or assignment) shall be payable to Landlord as Additional Rent under this Lease without affecting or reducing any other obligation of Tenant hereunder.

16.2. Other Conditions. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligations or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. Landlord may consent to subsequent assignment or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant of liability under this Lease.

16.3. Permitted Tenant Transactions. Notwithstanding anything to the contrary in Sections 16.1 and 16.2 above, Tenant shall have the absolute right to assign this Lease without obtaining Landlord’s prior written consent thereto: (a) to a corporation or entity which is an affiliate, parent or wholly owned subsidiary of Tenant or Tenant’s parent corporation, if applicable; or (b) to a corporation or entity which is a successor to Tenant by way of merger or consolidation or corporate reorganization or the purchase of all or substantially all of the assets of Tenant, or (c) to any person or entity that purchases substantially all of Tenant’s assets or stock, provided that in any of such events the party assuming Tenant’s rights under this Lease enters into an Assignment and Assumption Agreement in form acceptable to Landlord in the exercise of its reasonable discretion. It is further understood that any transfer, sale, pledge or other disposition and/or power to vote the outstanding shares of corporate stock of Tenant shall not be deemed an “assignment” for which Landlord’s consent is required, in the following situations: (i) the sale or transfer of the shares of Tenant’s corporate stock by and among the existing shareholders of Tenant as of the Original Lease Execution Date, (ii) any redemption by Tenant of its corporate stock (including stock acquired by shareholders subsequent to the Original Lease Execution Date), (iii) any sale of stock issued pursuant to a public offering, and (iv) the sale and transfer of fifty percent (50%) or more of the voting interest of Tenant provided that (1) such transfer is made in connection with (x) Tenant’s sale of substantially all of its assets or ownership interest, or (y) merger or (z) a corporate or entity reorganization, and (2) Tenant and the transferee enter into an Assignment and Assumption Agreement in form acceptable to Landlord in the exercise of its reasonable discretion. No Assignment Payment shall be payable in connection with any of the permitted Tenant transactions allowed without Landlord’s consent under this Section 16.3.

17.	Landlord Access To Premises.

17.1. Landlord Access. Landlord, its employees and agents shall have the right to enter the Premises during Tenant’s regular business hours for the purpose of (a) examining or inspecting the same, (b) showing the same to any prospective purchaser or Mortgagee (defined herein) at any time during the Term, or to potential tenants during the last twelve (12) months of the Initial Term, or if Tenant has exercised its renewal option, the last twelve (12) months of the Renewal Term, and (c) performing any maintenance or repairs for which Landlord is responsible under this Lease. Except in case of emergency as described in Section 15.3, any such entry shall be after reasonable notice to Tenant. If a representative of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is required for emergency access or otherwise permitted hereunder, Landlord may enter by means of a master key (or forcibly in the event of any emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease. All keys must be returned to Landlord at the expiration or termination of this Lease.

17.2. Landlord Conduct. Landlord shall conduct its activities in the Premises in a manner that will not cause any unreasonable interference with Tenant’s business operations and Landlord shall observe all reasonable rules and conditions imposed by Tenant in connection with Landlord’s activities, including those imposed to protect the proprietary operations conducted, and information stored or on display, at the Premises.

18.	Surrender of Premises.

At the end of the Term of this Lease, Tenant shall surrender the Premises to Landlord, together with all alterations, additions and improvements thereto, in broom clean condition and in good order and repair except for ordinary wear and tear, casualty, and other damage for which Tenant is not obligated to make repairs under this Lease. Tenant’s and Landlord’s respective rights upon surrender to any Alterations placed or installed in the Premises by Tenant, shall be governed by Section 12.4. Tenant shall surrender the Premises to Landlord at the end of the Term, without notice of any kind from Landlord, and Tenant waives all right to any such notice as may be provided under any Laws now or hereafter in effect in the State or Commonwealth in which the Premises are located.

19.	Indemnification.

19.1. Tenant Indemnification. Tenant covenants and agrees that it shall, without notice or demand and at its own cost and expense, subject to the waiver of subrogation provisions contained in Section 20.6, indemnify and save harmless Landlord against and from, and Landlord shall not be liable to Tenant for, any and all claims by or on behalf of any person arising in any manner whatsoever from, out of or in connection with:

A. The use and occupancy of the Premises by Tenant, its agents, employees and invitees,

B. Any failure by Tenant to perform any of the terms or conditions of this Lease required to be performed by Tenant,

C. Any failure by Tenant to comply with any Laws of any Governmental Authority in connection with the operation of its business at, or the performance of its obligations under this Agreement with respect to the Premises or the Center; or

D. Any accident, death, injury, or damage, loss or theft of property in or about the Premises, unless such accident, death, injury, damage, loss or theft is caused by the acts or omissions of Landlord, its constituent partners, or the agents, employees contractors or invitees of any of them and from and against all costs, attorney fees, expenses and liabilities incurred in or as a result of any such claim or action or proceeding brought against Landlord by reason of any such claim. Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by legal counsel reasonably satisfactory to Landlord.

19.2. Landlord Indemnification. Landlord, subject to the waiver of subrogation provisions contained in Section 20.6, shall indemnify, defend and hold Tenant harmless from and against all claims, actions, demands, judgments, damages, liabilities and expenses, including reasonable attorneys’ fees, for death of or bodily injury to any person or for loss of, damage to or destruction of any Premises arising from Landlord’s entry upon or use of the Premises or that of its agents, employees and contractors, or Landlord’s failure to perform any of its obligations under this Lease which can only be fulfilled by Landlord’s entry on the Premises and for which Tenant shall have provided Landlord with reasonable prior notice of the need to perform, except for any such claims, actions, demands, judgments, damages, liabilities or expenses arising from the acts or omissions of Tenant, its constituent partners, or the agents, employees, contractors or invitees of any of them, or any proceeding brought against Tenant by reason of any such claim. Landlord, upon notice from Tenant, covenants to resist or defend such action or proceeding by legal counsel reasonably satisfactory to Tenant.

19.3. The indemnification obligations under this Article 19 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the indemnitor, or any other person, under Workers or Workman’s Compensation statutes, disability benefits statutes or other employee benefit laws.

20.	Insurance.

Landlord and Tenant shall keep in force the insurance specified in this Section 20 on the following terms and conditions:

20.1. Tenant Liability Insurance. Tenant shall obtain and keep in force during the Term of this Lease, at its expense, with an insurer(s) holding a Best Rating of B+ or higher and reasonably acceptable to Landlord, Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less than One Million Dollars ($1,000,000.00) per occurrence, Personal Injury including death and One Million Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million Dollars

($1,000,000.00) combined single limit for Personal Injury and Property Damage Liability. Such policies shall include Contractual Liability Coverage and shall name Landlord as additional insured, and shall provide thirty (30) days’ notice of cancellation to Landlord.

20.2. Landlord Liability Insurance. Landlord shall obtain and keep in force during the Term of this Lease, with an insurer(s) holding a Best Rating of B+ or higher and reasonably acceptable to Tenant, Standard Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less than One Million Dollars ($1,000,000.00) per occurrence, Personal Injury including death and One Million Dollars ($1,000,000.00) per occurrence, Property Damage Liability or One Million Dollars ($1,000,000.00) combined single limit for Personal Injury and Property Damage Liability. Such policies shall name Tenant as additional insured and shall include Contractual Liability coverage.

20.3. Landlord Property Insurance. Landlord shall obtain and keep in force during the Term of this Lease, “all risk” property insurance on the Premises, with an insurer(s) holding a Best Rating of B+ or higher and reasonably acceptable to Tenant, insuring 100% of the replacement value thereof. This insurance shall include, but not be limited to, fire and extended coverage perils. Said insurance shall provide for payment of loss thereunder to Landlord or to the holders of mortgages or deeds of trust on the Premises. Landlord shall, in addition, obtain and keep in force during the Term of this Lease a policy of rental income insurance covering a period of twelve months, with loss payable to Landlord, which insurance shall also cover all Real Estate Taxes and insurance costs for said period.

20.4. Tenant Personal Property Insurance. Tenant shall obtain and keep in force during the Term of this Lease, at its expense, on its own furniture, furnishings, fixtures and equipment located in the Building, with companies acceptable to Landlord, policies of fire and extended coverage insurance with standard coverage vandalism, malicious mischief, and special extended perils (all risk) with an insurer(s) holding a Best Rating of B+ or higher.

20.5. Insurance Endorsement. Each policy mentioned in this Section 20 shall name the non-insuring Party as an additional insured, shall be primary and non-contributing with any insurance carried by the non-insuring Party, and shall have attached thereto endorsements (a) that such policy shall not be canceled, modified, reduced or surrendered without at least thirty (30) days’ prior written notice to the non-insuring Party; and (b) that no act or omission of the insuring Party shall invalidate the interest of such person or entity entitled to such notice. Certificates of insurance evidencing such coverages shall be delivered promptly by the Party obtaining such insurance to the other Party.

20.6. Waiver of Subrogation. Landlord and Tenant waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises or personal property within the Building, by reason of fire or the elements regardless of cause or origin, including negligence of Landlord or Tenant or their agents, officers and employees provided, however, that this release shall be effective only with respect to loss or damage occurring during such time as the applicable policies of insurance shall contain a clause to the effect that this release shall not affect said policies or the right of the insured to recover thereunder. If any policy does not contain such a clause, the insured Party shall, at the written request of the other Party to this Lease, have such a clause added to said policy if such waiver of subrogation endorsement is obtainable. Because this section will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person, the Parties agree immediately to give to each insurance company which has issued to it policies of insurance covering risks of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 20.6, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this Section, and to secure from their respective insurers waivers of the insurers’ subrogation rights. Landlord and Tenant mutually waive their respective rights of recoveries against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of either of them.

20.7. Insuring Party. Tenant shall, as Additional Rent for the Premises, pay the cost of all insurance required to be carried by Landlord hereunder. Landlord shall use reasonable good faith efforts to obtain the insurance required under Sections 20.2 and 20.3 at competitive rates. If Landlord’s insurance is part of a blanket policy, Tenant shall be responsible only for that portion of the premium attributable to the Premises. If Tenant determines that the insurance premiums for the required insurance are not competitive, Tenant may, on Landlord’s behalf, seek competitive bids from other insurers meeting the qualifications set forth in Sections 20.2 and 20.3. If Tenant is able to obtain the required insurance from comparable companies and with comparable coverage at rates five (5%) percent less than the premiums then in effect, Tenant shall notify Landlord in writing and provide Landlord with reasonable evidence of the same, and Landlord shall obtain its insurance from the more competitive insurer(s) in lieu of its existing insurer(s), within thirty (30) days of Tenant’s written request therefore. Landlord shall cooperate with Tenant in its efforts to obtain competitive bids on the required insurance, which cooperation shall include providing Tenant with detailed information regarding Landlord’s existing insurance. Tenant shall not be responsible for any increase in the premiums which are due to the acts or omissions of Landlord, its agents, employees or contractors.

21.	Casualty Damage.

21.1. Rebuilding Obligations; Termination. If the Building is damaged by fire, explosion, or other casualty (a “Casualty”), Landlord shall commence the repair, restoration, or rebuilding thereof within sixty (60) days of such damage, and shall complete such restoration, repair, or rebuilding (the “Reconstruction”) within two hundred seventy (270) days after the commencement thereof, provided that if Reconstruction is delayed because of changes, deletions, or additions in construction requested by Tenant, or Force Majeur, the period for Reconstruction shall be extended for the amount of time Landlord is so delayed. If the Casualty or the Reconstruction caused thereby shall materially interfere with the conduct of Tenant’s business on the Premises, in whole or in part, Rent shall equitably abate to the extent and during the period of such material interference, and Tenant shall have no liability therefor. If such Casualty materially damages 50% or more of the Building, and occurs within the last twenty-four (24)

months of the applicable Term, Landlord or Tenant may terminate this Lease within sixty (60) days after the Casualty occurs. If such Reconstruction is not completed within two hundred and seventy (270) days after commencement and such non-completion materially interferes with Tenant’s business operations at the Premises, Tenant shall have the right to terminate this Lease. Such termination shall be effected by written notice to the other Party and upon such termination, the obligation of Tenant to pay Rent and other charges hereunder shall end as of the date when the Casualty occurred except for accrued and unpaid Additional Rent and pro-rated Rent for the portion of the Premises used and occupied by Tenant after the Casualty. Any Rent prepaid by Tenant but unearned, shall be adjusted as of the date of the Casualty, and neither Party shall thereafter have any other obligations to the other under this Lease, except such obligations which by their terms expressly survive termination of this Lease, and except for Landlord’s payment to Tenant of the Construction Period Termination Reimbursement or the Amortized Termination Reimbursement (defined herein), as applicable pursuant to Section 26.2.

21.2. Surrender of Premises. Upon the occurrence of such termination, Tenant shall vacate and surrender the Premises to Landlord.

21.3. Partial Damage. If the Premises are partially damaged or rendered partially untenantable by fire or other casualty, this Agreement shall continue in effect except that the damages to the Premises shall be promptly repaired by Landlord at its expense, and until full use of the Premises is restored to Tenant, Rent shall partially abate in the proportion that the untenantable area of the Building bears to the entire area of the Building.

21.4. Insurance Proceeds. Landlord shall be solely entitled to the proceeds from any policy of property damage and rent interruption insurance. Business interruption insurance proceeds from policies carried by Tenant shall belong solely to Tenant. In all events, Tenant agrees to repair and replace its own furniture, furnishings and equipment.

22.	Condemnation.

22.1. Taking of Whole. If the whole of the Premises, or any material part of the Building, shall be taken or condemned for a public or quasi-public use or purpose by a competent Governmental Authority, or if such a portion of the Premises shall be so taken that as a result thereof the balance cannot be used by Tenant for the reasonable conduct of its business, then in either of such events, this Lease shall terminate upon delivery of possession to the condemning Governmental Authority, and any award, compensation, or damages (hereinafter sometimes called the “award”), shall be paid to and be the sole property of Landlord, without any participation by Tenant; provided, however, that Landlord shall pay Tenant the unamortized portion of the Tenant’s Construction Cost Share and Construction Period Interest, paid by Tenant, utilizing the straight line method of depreciation over the initial Term of this Lease less a pro-rata share of Landlord’s attorneys’ fees, costs and expenses incurred in connection with the defense, prosecution, negotiation or settlement of the condemnation proceedings. Nothing contained herein shall be construed to preclude Tenant, to the extent permitted by Law, from prosecuting any claim directly against the condemning Governmental Authority in such condemnation proceedings, and receiving an award for loss of business, or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture, and other personal property belonging to Tenant (“Tenant Loss”); provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any Mortgagee. Tenant shall continue to pay Rent until this Lease is terminated, subject to adjustment upon the date of such termination, and any Taxes prepaid by Tenant shall be adjusted between the Parties.

22.2. Partial Taking. If only a part of the Premises shall be so taken or condemned, and, as a result thereof, the balance of the Premises can be used by Tenant for the reasonable conduct of its business in a manner and at a cost substantially equivalent to that experienced prior to the condemnation, this Lease shall not terminate, and Landlord shall repair and restore the Premises as necessary to render it suitable for Tenant’s use of all Improvements thereon, and there shall be a proportional reduction in the Rent following such taking. Rent shall be equitably abated following such taking. If Tenant reasonably determines that the portion of the Premises remaining after such condemnation is inadequate to allow the proper operation of Tenant’s business at the Premises, Tenant may terminate this Lease by written notice to Landlord. Provided, however, that a taking of excess land, landscaped areas, or for road widening, which does not materially and adversely affect the Building or access to the Premises, or parking at the Premises, shall not give rise to such termination right by Tenant.

23.	Estoppel Certificates.

23.1. Tenant, within twenty (20) days of the date of the written request of Landlord or any Mortgagee, agrees to execute and deliver to Landlord and/or such Mortgagee, a written statement: (a) ratifying this Lease: (b) confirming the commencement and expiration dates of the terms of this Lease: (c) certifying that Tenant is in occupancy of the Premises, and that this Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (d) certifying that all conditions and agreements under this Lease to be satisfied or performed by Landlord have, to Tenant’s knowledge, been satisfied and performed except as shall be stated; (e) certifying that, to Tenant’s knowledge, Landlord is not in default under this Lease and there are no defenses or offsets against the enforcement of this Lease by Landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance Rent, if any, paid by Tenant and the date to which such Rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and (h) any other information which Landlord or the Mortgagee shall reasonably require. The failure of Tenant to execute, acknowledge and deliver to Landlord and/or any Mortgagee a statement in accordance with the provisions herein within the period set forth herein shall constitute an Event of Default. In no case shall Tenant be required to issue more than one estoppel certificate per calendar quarter for each Mortgagee or other party identified by Landlord. Such estoppel certificate will be substantially in the form of the attached Exhibit K and any such statement may be relied upon by a prospective purchaser of the Premises or any Mortgagee lenders having an interest in the Premises.

24.	Default.

The occurrence of any of the following shall constitute an event of default and breach of this Lease (“Event of Default”) by Tenant:

24.1. Monetary Default. Tenant fails to pay, when due, any installment of Rent hereunder or any such other sum herein required to be paid by Tenant (other than as specified in Section 24.4.) where such failure continues for ten (10) days after written notice thereof to Tenant.

24.2. Non-Monetary Default. Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and (other than non-performance with respect to the Construction Letter of Credit) Tenant fails to cure such default within thirty (30) days after notice thereof to Tenant; provided that if any such default cannot be reasonably cured within such period and Tenant has commenced, and is diligently and continuously pursuing, such cure, the cure of such period shall be extended for that additional time which is reasonably necessary to correct such default up to an additional thirty (30) days, provided that Landlord suffers no material adverse affect on account of such extension.

24.3. Bankruptcy. The making by Tenant of any assignment for the benefit of creditors; an adjudication that Tenant is bankrupt, insolvent, or unable to pay its debts; the filing by or against Tenant of a petition in bankruptcy or of a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days after the filing thereof); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease (unless possession is restored to Tenant within thirty (30) days after such appointment); or the attachment, execution or levy against, or other judicial seizure of, substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease (unless the same is discharged within thirty (30) days after issuance thereof).

24.4. Construction Costs. Tenant fails to pay Tenant’s Construction Cost Share, Tenant’s Construction Period Interest, or Change Order Costs within ten (10) days after Landlord’s proper request for payment in accordance with the provisions of this Lease and the Construction Rider.

25.	Landlord Remedies.

Upon the occurrence of any Event of Default:

25.1. Landlord Cure. Landlord may perform for the account of Tenant any such act, the omission of which constituted a default by Tenant and immediately recover as Additional Rent any reasonable expenditures made, and the amount of any obligations incurred, plus interest at the Default Rate from the date the obligations are incurred by Landlord until reimbursement is received by Landlord, whether before or after entry of judgment and issuance of execution thereon.

25.2. Acceleration of Rent. Landlord may accelerate all Rent due for the balance of the Initial Term (or a Renewal Term, if this Lease is terminated during such Renewal Term) and declare the same to be immediately due and payable. Notwithstanding the foregoing, if Tenant tenders to Landlord within forty-five (45) days following Landlord’s written demand for the accelerated Rent, such accelerated Rent discounted to present value at the rate equal to the greater of : (i) seven and one half percent (7½%) per annum, or (ii) the yield to maturity then applicable to US Treasury obligations having a maturity date closest in time to the then current expiration date of this Lease, such payment shall satisfy Tenant’s obligation for accelerated Rent. If Tenant makes such payment within such forty-five (45) day period, thereafter such payment shall constitute liquidated damages and Tenant shall have no further liability to Landlord with respect to Rent and Landlord shall use reasonable efforts to attempt to relet the Premises. If Landlord is successful in so reletting the Premises, Landlord shall reimburse to Tenant, the amount recovered by Landlord from a replacement tenant occupying the Premises through the period ending upon the originally scheduled expiration date of the Term of this Lease up to the amount of accelerated Rent paid by Tenant, in excess of all costs and expenses incurred by Landlord in obtaining such replacement Tenant, including commissions, legal fees and costs of redecorating and preparing the Premises for occupancy by such replacement Tenant. Such reimbursement shall be made as and when Landlord receives the proceeds of such reletting.

25.3. Estimated Future Expenses. In determining the amount of any future payments of Additional Rent due Landlord relating to Operating Expenses and/or Real Estate Taxes, Landlord may make such determination based upon the most recent estimates of Operating Expenses and/or Real Estate Taxes available.

25.4. Termination of Lease. Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired Term hereof shall cease and expire and become absolutely void on the date specified in such notice without any right on the part of Tenant to save the forfeiture by payment of any sum due, or by the performance of any term or condition broken; and, thereupon and at the expiration of the time limit in such notice, this Lease and the Term hereof, as well as the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in such notice were the date herein stated for expiration of the Term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Premises, and Landlord may, to the extent permitted by applicable Law, enter into and repossess the Premises by summary proceedings, detainer, ejectment or other peaceable means and remove all occupants thereof and, at Landlord’s option, any property thereon without being liable to indictment, prosecution or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease, whether or not the Premises shall be relet.

25.5. Reletting of Premises. Provided Landlord does not accelerate Rent under Section 25.2., Landlord may, at any time after the occurrence of any Event of Default, peaceably re-enter and repossess the Premises and any part thereof and attempt in its own name, as agent for Tenant if this Lease not be terminated, or on its own behalf if this Lease be terminated, to relet all or any part of the Premises for and upon such terms and to such persons and for such period or periods as Landlord, in its sole discretion, shall determine, including a term beyond the termination of this Lease; and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting. For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Premises to the extent reasonably deemed necessary by Landlord; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and attorneys fees incurred by Landlord; and any sums collected by Landlord from any new tenant obtained shall be credited against the balance of the Rent due hereunder. Tenant shall pay to Landlord monthly, on the days when the Rent would have been payable under this Lease, the amount due hereunder less the amount obtained by Landlord from such new tenant.

25.6. Other Remedies. Landlord shall have the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnities or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

25.7. Letter of Credit Drawdown. If the Event of Default is one as described in Section 24.4, Landlord may draw the Construction Letter of Credit and apply the proceeds thereof on account of unpaid Tenant’s Construction Cost Share and/or Change Order Costs.

26.	Landlord’s Default and Tenant’s Remedies.

26.1. Landlord Default. If Landlord shall default in any of its obligations under this Lease and such failure shall continue beyond expiration of any cure period provided for such default or, in the absence of a stated cure period for such default, for thirty (30) days after written notice from Tenant specifying the circumstances of such default, or if in the exercise of Landlord’s reasonable diligence, the same cannot be cured within such thirty (30) day period, such period shall be extended for that reasonable period of time which is reasonably necessary to cure such default, up to an additional thirty (30) days. Tenant may at its option cure the default at Landlord’s expense. Tenant shall be entitled to perform the work, or take such actions in accordance with the applicable terms and conditions of this Lease, if any, as may be reasonably necessary to cure the situation giving rise to Landlord’s default. Notwithstanding the foregoing notice and time periods, in the event of an emergency and a default materially prejudicial to Tenant, Tenant need give only such notice as is reasonable under the circumstances. All reasonable costs incurred by Tenant in curing a default under this Lease, including reasonable attorneys’ fees, shall be an obligation of Landlord to Tenant, payable on demand. Landlord shall pay upon demand all of Tenant’s reasonable costs, charges and expenses, including the reasonable fees of counsel, agents, and others retained by Tenant, incurred in successfully enforcing Landlord’s obligations under this Agreement. Notwithstanding anything to the contrary contained herein, under no circumstances may Tenant offset amounts owed by Landlord against future installments of Rent prior to Tenant’s obtaining a judgment against Landlord. The remedies stated in this Agreement for Landlord’s defaults and all other remedies provided for in this Agreement in the event of Landlord’s failure to perform a material obligation under this Agreement are cumulative and not exclusive, and in every case Tenant shall have available to it all remedies provided at law and in equity, except that Tenant shall have no right of self-help except as expressly provided and subject to the conditions and limitations as provided in this Lease, nor any right to set off claims against Landlord against Rent and other Tenant Payment Obligations, such rights being expressly waived by Tenant.

26.2. Tenant Termination. Upon (a) Tenant’s proper exercise under this Lease of its right to terminate this Lease pursuant to Sections 3.4.C., 3.9.C., 4.3, 21.1, 22 and 42, Landlord shall, if applicable, return the Construction Letter of Credit required under Section 3.11(c). to Tenant and (a) prior to Substantial Completion of each Phase, pay Tenant the Construction Period Termination Reimbursement, and (b) after Substantial Completion of each both Phases, pay Tenant an amount equal to Tenant’s unamortized cost of any Tenant Alterations or Tenant Fixturing Work previously paid by Tenant (the “Amortized Termination Reimbursement”). Tenant’s unamortized cost shall be determined utilizing the straight line method of depreciation and, with respect to Tenant Fixturing Work, the life expectancy of such improvement used by Tenant for federal income tax purposes, and with respect to Tenant Alterations, the initial Term of this Lease. Thereafter Tenant and Landlord shall have no further obligations, other than with respect to those obligations which by their terms expressly survive the termination of this Lease.

27.	Confession Of Judgment.

NOTICE: IN THE FOLLOWING PARAGRAPHS TENANT GRANTS LANDLORD A CONFESSION OF JUDGMENT.

TENANT COVENANTS AND AGREES THAT IF THIS LEASE SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, EITHER DURING THE ORIGINAL TERM OR ANY RENEWALS OR EXTENSIONS THEREOF, AND ALSO WHEN AND AFTER THE TERM HEREBY CREATED OR, ANY RENEWAL OR EXTENSION THEREOF SHALL HAVE EXPIRED, IN THAT EVENT, LANDLORD OR ITS ASSIGNEE MAY CAUSE A JUDGMENT IN EJECTMENT TO BE ENTERED AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND FOR THAT PURPOSE TENANT HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY, CLERK OF COURT OR ATTORNEY OF RECORD TO APPEAR FOR TENANT AND CONFESS JUDGMENT AGAINST TENANT, AND ALL PERSONS CLAIMING UNDER TENANT, IN EJECTMENT FOR POSSESSION OF THE PREMISES, AND AGREES THAT LANDLORD OR ITS ASSIGNEE MAY COMMENCE AN ACTION PURSUANT TO PENNSYLVANIA RULES OF PROCEDURE FOR THE ENTRY OF AN ORDER IN EJECTMENT FOR POSSESSION OF REAL PROPERTY, AND TENANT FURTHER AGREES THAT A WRIT OF POSSESSION PURSUANT THERETO MAY ISSUE FORTHWITH FOR WHICH AUTHORIZATION TO CONFESS JUDGMENT AND FOR THE ISSUANCE OF A WRIT OR WRITS OF POSSESSION PURSUANT THERETO, THIS LEASE, OR A TRUE AND

CORRECT COPY THEREOF, SHALL BE SUFFICIENT WARRANT. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, IT SHALL BE CANCELED OR SUSPENDED AND POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR TERMINATION OF THIS LEASE, OR ANY RENEWAL OR EXTENSION HEREOF, TO BRING ONE OR MORE SUCCESSIVE ACTIONS IN EJECTMENT AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES.

IF IN ANY ACTION IN EJECTMENT, LANDLORD SHALL CAUSE TO BE FILED IN SUCH ACTION AN AFFIDAVIT SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF JUDGMENT AND IF A TRUE COPY OF THIS LEASE (AND THE TRUTH OF THE COPY STATED IN SUCH AFFIDAVIT SHALL BE SUFFICIENT PROOF) BE FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY LAW, RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING. TENANT EXPRESSLY RELEASES TO LANDLORD, AND TO ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR TENANT, ALL ERRORS IN THE SAID PROCEEDINGS, AND ALL LIABILITY THEREFOR. TENANT EXPRESSLY WAIVES THE BENEFIT OF ALL LAWS, NOW OR HEREAFTER IN FORCE, EXEMPTING ANY GOODS WITHIN THE PREMISES OR ELSEWHERE FROM DISTRAINT, LEVY OR SALE.

Adolor Corporation

By:

28.	Waiver.

The failure or delay on the part of Landlord or Tenant to enforce or exercise at any time any of the terms and conditions of this Lease shall in no way be construed to be a waiver thereof, nor in any way to affect the validity of this Lease or any part hereof, or the right of Landlord to thereafter enforce each and every such term or condition. No waiver by Landlord or Tenant of any breach of this Lease by the other shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of Rent at a time when the Rent is in default under this Lease shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount than the Rent due shall not be construed to be other than a payment on account of the Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. Except as expressly provided herein, no act or thing done by this Lease shall be deemed an acceptance or a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

29.	Quiet Enjoyment.

If and so long as Tenant pays the Rent reserved hereunder and observes and performs all the terms and conditions on Tenant’s part to be observed and performed hereunder, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises without disturbance, hindrance, ejection or interruption by Landlord or any person claiming through Landlord, or otherwise, for the entire Term hereof, subject to all of the provisions of this Lease.

30.	Force Majeure.

Time periods for the performance of Landlord’s and Tenant’s obligations (including without limitation Landlord’s construction obligations, but excluding monetary obligations) under any of the terms of this Lease, shall be extended for periods of time during which such performance is prevented due to circumstances beyond the non-performing Party’s control, including without limitation unusual and unanticipated adverse weather conditions of a degree which cause delay, strikes and labor unrest (other than matters solely affecting the Premises), embargoes and governmental regulations, acts of God, war or other civil unrest, or delays in construction of the Building or Premises due to unavailability of material or unavailability of labor resulting from strikes or labor unrest (“Force Majeure”).

31.	Successors.

The respective rights and obligations provided in this Lease shall bind and shall inure to the Parties hereto, and their successors and permitted assigns.

32.	Landlord’s Liability.

Except for Landlord’s obligation to remove monetary liens from the Premises pursuant to Section 42, Landlord’s responsibility under this Lease shall be limited to its interest in the Premises and no members of Landlord’s partnership shall be personally liable hereunder except to the extent provided under the Limited Guaranty attached as Exhibit P. Tenant agrees to look solely to Landlord’s interest in the Premises for the collection of any judgment, and, in entering any such judgment, the person entering the same shall request the prothonotary to mark the judgment index accordingly. If the Premises is transferred or conveyed, Landlord shall be relieved of all covenants and obligations under this Lease thereafter, provided that notice of said transfer or conveyance is given to Tenant by Landlord and provided such transferee assumes and agrees to all of Landlord’s obligations under this Agreement arising after the date of transfer and no such transfer shall release the Hankin Group from liability under the Limited Guaranty.

33.	Subordination and Non-Disturbance.

33.1. Subordination. Tenant agrees: (a) that, except as hereinafter provided, this Lease is, and all of Tenant’s rights hereunder are and shall always be, subject and subordinate to any mortgage, leases of Landlord’s property (in sale-leaseback) pursuant to which Landlord has or shall retain the right of possession of the Premises (and/or the Building) or security instruments (collectively called “Mortgage”) that now exist, or may hereafter be placed upon the Premises or the Building, or any part thereof and all advances made or to be made thereunder and extensions thereof (provided however, that this Lease shall be subordinate to a junior Mortgage or lien only upon the express written consent or agreement by the holder of the first lien Mortgage); and (b) that, subject to the provisions of Section 33.2, if the holder of any Mortgage (“Mortgagee”) or if the purchaser at any foreclosure sale or at any sale under a power of sale contained in any Mortgage shall at its sole option so request, Tenant will attorn to, and recognize such Mortgagee or purchaser, as the case may be, as Landlord under this Lease for the balance then remaining of the Term of this Lease, subject to all terms of this Lease; and (c) that the aforesaid provisions shall be self-operative and no further instrument or document shall be necessary unless required by any such Mortgagee or purchaser. Notwithstanding anything to the contrary set forth above, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by execution of a written document, subordinating such Mortgage to this Lease to the extent set forth therein, and thereupon this Lease shall be deemed prior to such Mortgage to the extent set forth in such written document, without regard to their respective dates of execution, delivery and/or recording and in that event, to the extent set forth in such written document, such Mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed and a memorandum thereof recorded prior to the execution, delivery and recording of the Mortgage as though this Lease had been assigned to such Mortgagee. Should Landlord or any Mortgagee or purchaser desire confirmation of either such subordination or such attornment, as the case may be, Tenant upon written request, and from time to time, will execute and deliver without charge and in form satisfactory to Landlord, to the Mortgagee or the purchaser all instruments and/or documents that may be required to acknowledge such subordination and/or agreement to attorn, in recordable form within five (5) days following a request therefor from Landlord. If Tenant fails to execute and deliver the instruments and documents as provided for herein within the time period set forth, Tenant does hereby make, constitute and appoint Landlord or such Mortgagee or purchaser, as the case may be, as Tenant’s attorney-in-fact and in its name, place and stead to do so, or Landlord may treat such failure as an event of default, subject to applicable notice and cure periods otherwise provided in this Lease. The aforesaid power of attorney is given as security coupled with an interest and is irrevocable. Tenant shall agree to any reasonable changes to this Lease as may be required by a Mortgagee, which changes do not materially alter the non-economic terms, or alter in any way the economic terms, of this Lease.

33.2. Non-Disturbance. At Tenant’s request, Landlord shall obtain non-disturbance agreements (“Non-Disturbance Agreements”) from any Mortgagee to which this Lease is subordinate, under which such Mortgagee agrees (a) not to disturb Tenant’s occupancy of the Premises as long as no Event of Default by Tenant under this Lease exists, irrespective of whether Landlord is in default under the Mortgage, (b) to release the Mortgage upon Tenant’s request upon payment to Mortgagee of the Purchase Price payable pursuant to Section 42 upon Tenant’s exercise of its Option to Purchase.

None of the subordination or attornment provisions of this Section 33 shall be effective with respect to, or benefit, any Mortgagee prior to such Mortgagee’s execution of such Non-Disturbance Agreement.

33.3. Direct Access Agreement. Landlord agrees, and Landlord shall obtain the agreement of any Mortgagee, to waive all rights in any personal property owned or leased by Tenant and located at the Premises which is subject to Tenant’s removal at the termination of this Lease pursuant to Section 12.4, including, without limitation, any equipment and tenant fixtures owned by Tenant or leased by Tenant under personal property leases with third parties and located at the Premises, including without limitation, fume hoods, casework, refrigerators, freezers, biosafety cabinets, benchtop equipment, HPLC mass spectrometers, NMR and other laboratory equipment, telephone systems, computer systems, security systems and similar items of personal property (the “Personal Property”).

34.	Rules and Regulations.

Tenant agrees to comply with the rules and regulations established by Landlord from time to time, which Landlord agrees will be applied uniformly to all tenants in the Center. The existing rules and regulations are attached hereto as Exhibit L. Landlord covenants that none of such Rules and Regulations shall conflict with or diminish the rights of Tenant under this Lease. The Parties agree that to the extent there is any conflict between the provisions of this Lease and the provisions of the Rules and Regulations, the provisions of this Lease shall control.

35.	Governing Law.

This Lease shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania.

36.	Severability.

If any provisions of this Lease shall prove to be invalid, void or illegal, it shall in no way affect any other provision hereof and the remaining provision shall nevertheless remain in full force and effect.

37.	Holding Over.

If Tenant shall, with the consent of Landlord, hold over after the expiration of the Term hereof, such tenancy shall be deemed a month-to-month tenancy, which tenancy may be terminated as provided by applicable state Law. During such tenancy, Tenant agrees to pay to Landlord the fair market value for the Premises, as reasonably determined by Landlord, and to be bound by all the terms and conditions herein. If Landlord shall not give consent to such hold over such tenancy may be terminated as above provided, and until Tenant has vacated the

Premises, it agrees to pay to Landlord Rent at a monthly rental based upon the rent payable by Tenant at the expiration of the Term of this Lease (the “Term Expiration Rate”) equal to one hundred twenty-five (125%) percent of the Term Expiration Rate for the first month of such holdover, one hundred fifty (150%) percent of the Term Expiration Rate for the second month of such holdover, and two hundred (200%) percent of the Term Expiration Rate thereafter.

38.	Notices.

All notices, approvals and statements required or permitted under this Lease shall be in writing, delivered in person or sent by United States or Registered or Certified Mail, postage prepaid, by Federal Express or other recognized overnight courier service, or by hand delivery, addressed as follows:

As to Tenant:

Adolor Corporation

620 Pennsylvania Drive

Exton, PA 19341

Attn: President and Chief Executive Office

Attn: General Counsel

With a copy to:

Dechert

1717 Arch Street

4000 Bell Atlantic Tower

Philadelphia, PA 19103-2793

James A. Lebovitz, Esquire

As to Landlord:

700 Pennsylvania Drive Associates

c/o The Hankin Group

707 Eagleview Boulevard

P.O. Box 562

Exton, PA 19341

Either Party may at any time, in the manner set forth for giving notices to the other, designate a different address to which notices to it shall be sent.

39.	Brokers.

The Parties each represent and warrant to each other that they have not utilized any broker, firm, company or person in connection with the negotiation for or the obtaining of this Lease. The Parties shall indemnify, defend and hold each other harmless from and against any claim by any broker, firm, company or person claiming a commission or other form of compensation by virtue of actions of the indemnifying Party with regard to this Lease, and any attorneys fees or other expenses incurred in connection therewith.

40.	Signs.

Except for a sign indicating the name of Tenant (which shall be in compliance with applicable zoning and the Declaration) and, in Landlord’s sole discretion consistent with the aesthetic plan for the Center, Tenant shall not, without the prior written consent of Landlord, paint, place or erect any sign on the exterior doors or walls of the Premises or Center or on the Land. Tenant shall be solely responsible for maintaining its signs in good condition and shall remove them and repair any damage caused by such removal on or before the Expiration Date (or the expiration date of the Renewal Term, as applicable). Landlord agrees that Tenant may remove its existing sign located at its current leased facilities at 620 Pennsylvania Drive and relocate that sign to the Premises, and Landlord hereby approves of such sign.

41.	Security Deposit.

41.1. Deposit. Upon the execution of this Lease, Tenant agrees to deposit with Landlord, the sum of One hundred Thousand Dollars ($100,000.00) to be held by Landlord as security for the faithful performance of all the terms and conditions of this Lease (“Security Deposit”). Should Tenant breach any of the terms and conditions of this Lease, Landlord shall have the right, at any time and from time to time, to apply the Security Deposit or any part thereof, for the purpose of curing any such default or for the purpose of reimbursing Landlord for any damage or costs occasioned by such default, but the right of Landlord to apply the Security Deposit shall not affect any other remedies available to Landlord under this Lease or under applicable law. If the Security Deposit, or any part thereof, is so applied by Landlord, Tenant shall, within ten (10) days after demand, deposit additional funds with Landlord to restore the Security Deposit, and failure to do so shall constitute an Event of Default under this Lease.

41.2. Return of Deposit. If Tenant shall have faithfully complied with all the terms and conditions of this Lease, the Security Deposit (without interest) shall be refunded to Tenant within thirty (30) days after the expiration or sooner termination of this Lease; provided, however, that Tenant first shall have vacated the Premises and surrendered possession thereof to Landlord by delivery of keys, in accordance with the Lease provisions and shall have returned the Premises to Landlord in good order and repair, reasonable wear and tear and casualty and condemnation excluded.

41.3. Administration of Deposit.

A. Nothing herein contained shall require Landlord to hold the sums so deposited as a trust fund, nor establish any relationship other than that of debtor and creditor with respect to said funds so deposited.

B. If Landlord shall assign or otherwise transfer its interest in this Lease, Landlord shall have the right to transfer the Security Deposit to the assignee or other transferee of such interest (with like right of transfer to any subsequent assignee or other transferee) and upon such transfer, Landlord shall be released and relieved from all liability and/or responsibility with respect to this Security Deposit and/or the return or application thereof.

42.	Option To Purchase.

Landlord hereby grants to Tenant an option to purchase the Premises (the “Option to Purchase”), which, provided there then exists no Event of Default under this Lease, may be exercised by Tenant providing to Landlord written notice not more than one hundred and twenty (120) days nor less than ninety (90) days prior to the fifth and tenth annual anniversaries of the Commencement Date, accompanied by a deposit to be applied to the Purchase Price (defined herein) at closing of $500,000.00 (the “Deposit”), with closing on transfer of title to the Premises to occur on such date within sixty (60) days of the applicable anniversary as Landlord determines. The date of delivery of Tenant’s notice exercising the Option to Purchase is referred to herein as the “Exercise Date”.

The purchase price for the Premises (“Purchase Price”) shall be the sum of: (a) $7,750,000.00, plus (b) the amount of the Tenant Allowance, plus (c) an amount equal to the percentage increase in the sum of the amounts described in clauses (a) and (b) above based on the CPI Adjustment (defined herein) between the Commencement Date and the Exercise Date. The “CPI Adjustment” shall mean the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the Philadelphia, Pennsylvania SMSA as published by the United States Department of Labor Bureau of Labor Statistics (1982-1984=100) on the applicable measuring date over the comparable CPI-U in effect on the Commencement Date. The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds, and shall be subject to adjustment for prepaid rents, real estate taxes and similar items in accordance with the normal practice for sales of commercial office buildings in the community. Real estate transfer taxes shall be divided equally between Landlord and Tenant at the closing. Landlord shall satisfy all monetary liens at the closing and take all commercially reasonable steps to remove title matters created by Landlord which are not Permitted Exception (defined herein).

Within thirty (30) days after the Original Lease Execution Date, Tenant will obtain a title commitment (the “Title Commitment”) issued by Fidelity National Title Insurance Company with respect to the Premises. Tenant acknowledges and agrees that title shall be subject to the Declaration, utility easements and matters of record which do not unreasonably interfere with Tenant’s ability to use and occupy the Premises for the Permitted Use, and a special covenant granting Eagleview the right to construct any additional buildings on the Premises, in the form of Exhibit M attached hereto. If such Title Commitment indicates that Landlord does not own title consistent with Landlord’s representations in Section 14.1.O., Tenant may, by providing Landlord notice within forty-five (45) days after the Original Lease

Execution Date, terminate this Lease without further liability. If Tenant approves the Title Commitment it shall be attached hereto as Exhibit N.

It is a condition to Tenant’s obligation to complete closing that title to the Premises at the closing shall be in the same condition specified in the preceding paragraph. Title at closing on the purchase of the Premises shall be subject only to Permitted Exceptions and the matters shown on Schedule B-2 of the Title Commitment (excepting standard printed exceptions which the title company will remove based upon a Seller’s affidavit customarily used in similar transactions), amendments to the Declaration and the special covenants appearing in Exhibit M.

Tenant acknowledges that if it exercises the Option to Purchase, it agrees to purchase the Premises in its then current condition, as-is, and without any representation or warranty whatsoever as to the physical condition of the Premises.

If Tenant having exercised the Option to Purchase, fails to complete closing without justification, the Option to Purchase granted in this Lease shall terminate, and Landlord shall have the right to retain the Deposit as liquidated damages as Landlord’s exclusive remedy for such breach.

43.	Intentionally Omitted.

44.	Satellite Dish.

Tenant shall have the right to use a portion of the roof area of the Building or, such other location on the ground of the Premises, as Tenant may reasonably select and as shall be permitted by Legal Requirements and approved by Landlord in writing, for the installation, operation, maintenance, security, repair and replacement of one satellite dish serving the Premises and related cable connections (the “Telecommunications Equipment”). Tenant’s use of the Premises in respect to the Telecommunications Equipment shall be subject to such reasonable rules as Landlord may from time to time designate and to the following additional conditions: (a) Tenant shall be solely responsible for the installation, maintenance, repair, operation and replacement of the Telecommunications Equipment, (b) Tenant shall install screening around the Telecommunications Equipment to the extent required by the Legal Requirements, Declaration, or Permitted Exceptions, and (c) Tenant shall use the Telecommunications Equipment solely in connection as an accessory to the Permitted Use, and shall not license or permit any third party to utilize the Telecommunications Equipment. Within 30 days of the expiration or termination of the Term, Tenant shall remove the Telecommunications Equipment and repair any damage to the Premises caused by such removal. The cost of repairing any damage to the Premises arising from such removal and restoration shall be paid by Tenant on demand.

45.	Rent Credit.

Landlord will provide Tenant with a credit of all Base Rent due with respect to the Existing Renovated Office Space from the Original Lease Execution Date through January 31, 2003.

46.	Use of Information In Advertising.

Landlord and any agent employed by Landlord shall be permitted to utilize the name of Tenant and any occupancy or user of the Premises, and other general information about Tenant and such occupant or user, and the terms of this Lease, in advertising and promotional material utilized by them.

47.	Captions.

The title to sections of this Lease are for convenience of reference only, and are not to be construed as defining, limiting or modifying the scope or intent of any of the terms and conditions of this Lease.

48.	Entire Agreement.

This Lease contains all covenants and agreements between Landlord and Tenant relating in any manner to the rental, use and occupancy of the Premises and Tenant’s use of the Building and other matters set forth in this Lease. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect and the terms, covenants and conditions of this Lease shall not be altered, modified or added to except in writing signed by Landlord and Tenant.

49.	Counterparts.

This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

50.	Memorandum of Lease.

On the Commencement Date, Landlord and Tenant shall execute a short form or memorandum of this Agreement and record a copy of same in the appropriate land records offices in the county and state where the Land is located. The cost of recording shall be paid by Tenant. On the Commencement Date, Tenant shall execute and deliver an acknowledged Lease Termination in form adequate for recording to be delivered to Landlord and held in escrow until expiration or termination of this Lease, at which time the Lease Termination may be recorded by Landlord.

51.	Time of Essence.

Time is of the utmost importance to both Landlord and Tenant, and they have agreed that, time being of the essence, except as otherwise provided in this Lease with respect to

Excused Delays, strict compliance is required for every date set out in this Lease. If the final date of any period which is set out in this Lease falls on a Saturday, Sunday or legal holiday under the laws of the United States, or the State or Commonwealth in which the Building is located, then, and in such event, the time of such period shall be extended to, but only to, the next day which is not a Saturday, Sunday or legal holiday.

52.	Limited Guaranty of The Hankin Group.

The Hankin Group shall guaranty (a) Landlord’s completion of the Landlord’s Work pursuant to this Lease and the Construction Rider, (b) Landlord’s covenant to make corrections during the Warranty Period, and during the Lease Term with respect to Structural Components, (c) Landlord’s obligations to reimburse Tenant’s costs and otherwise indemnify Tenant under Section 53 with respect to the zoning prohibition against animal research, (d) Landlord’s obligation to remove monetary liens and perform its obligations relating to title as set forth in the second paragraph of Section 42 of the Lease should Tenant exercise the Option to Purchase, and (e) any loss suffered by Tenant as a result of Landlord’s or Guarantor’s wrongful presentation of a sight draft requesting a drawdown of the Construction Letter of Credit (collectively, the “Hankin Guaranty Items”). For purposes of clause (e), the term (i) “loss” means (A) the amount drawn down pursuant to the sight draft in excess of the amount properly due to Landlord consistent with the applicable provisions of this Lease and the actual status of construction of the Project, and (B) any amounts payable by Tenant to the bank issuing the Construction Letter of Credit, on account of such wrongful presentation of the sight draft, including any additional interest, default interest, transaction fees, penalties, legal fees, or other similar costs or expenses incurred thereby, and (ii) “wrongful presentation” means the presentation of a sight draft containing a misstatement or omission of fact relating either to (A) the terms of the Lease entitling Landlord to make such draw down, or (B) with respect to the status of construction, which misstatement or omission provides the basis for the issuing bank to honor the sight draft. The Limited Guaranty in the form of Exhibit P attached hereto shall be executed by an authorized principal of The Hankin Group.

53. Zoning Amendment. Landlord has represented to Tenant, and Tenant has confirmed, that an amendment to the Upper Uwchlan Township zoning ordinance 89-6 (the “Zoning Amendment”), allowing animal research except for cosmetic purposes, has been approved by the Chester County Planning Commission, at a public meeting of the Board of Supervisors, held on December 2, 2002. The Parties agree that the following procedures, rights and remedies shall apply with respect to the Zoning Amendment.

53.1. Upon Tenant’s Approval of the Final Plans and the delivery of the Landlord’s Budget Certificate to Tenant, Landlord agrees to immediately apply for, and use its best efforts to obtain as quickly as possible (taking into consideration the previous submittals made to the Upper Uwchlan Township pursuant to Section 3.5.F.), the issuance of a building permit from the Upper Uwchlan Township for the TI Work. Such application shall specify the vivarium use of the Premises in Tenant’s planned vivarium to be located in the 4,500 square foot portion of the Lab Space (the “Vivarium Space”) shown on Exhibit A-2 as the “Vivarium

Space,” in sufficient detail to trigger under applicable Laws, upon issuance of the requested building permit, the thirty (30) day appeal period (“Appeal Period”) for any challenge to the Zoning Amendment (“Zoning Amendment Appeal”) related to such building permit. During such Appeal Period Landlord shall continue to perform in accordance with its obligations under this Lease, but Tenant shall be excused from posting the Letter of Credit in accordance with the procedure specified in Section 3.11.C., or otherwise funding Tenant’s Construction Cost Share.

53.2. If no Zoning Amendment Appeal is filed within the Appeal Period, then upon the expiration of the Appeal Period Landlord shall submit a Contractors Application with respect to any expenditures made during the Appeal Period pursuant to the provisions of Section 3.11.A., and upon Landlord’s request Tenant shall obtain the Letter of Credit in an amount sufficient to secure such expenditures pursuant to the procedures specified in Section 3.11.C.

53.3. If a Zoning Amendment Appeal is filed within the Appeal Period:

A. Landlord shall use all commercially reasonable best efforts to diligently pursue obtaining a dismissal with prejudice in a court of competent jurisdiction, and shall appeal any favorable decision that any appellant obtains with respect to the Zoning Amendment, or defend any appeal of a decision in favor of Landlord with respect to the Zoning Amendment Appeal (such subsequent appeal of the Zoning Amendment Appeal a “Subsequent Appeal”). Landlord shall during the pendency of such the Subsequent Appeal (and during any period that any party to such Subsequent Appeal is properly appealing any decision regarding the Subsequent Appeal) continue to perform in accordance with its obligations under this Lease, but Tenant shall continue during such period to be excused from posting the Letter of Credit in accordance with the procedure specified in Section 3.11.C., or otherwise funding Tenant’s Construction Cost Share. Tenant shall, however, be obligated to commence and continue the payment of Rent when due under this Lease during the pendency of such Subsequent Appeal, provided that the certificate of occupancy issued by the Upper Uwchlan Township specifically allows for the operation of the vivarium during such pendency.

B. Landlord, in order to meet its obligations under Section 53.4. below, shall immediately commence commercially reasonable efforts to secure, by option or otherwise, the ability to immediately obtain for the benefit of Tenant, at least 4,500 square feet of alternative vivarium space (“Alternative Vivarium Space”) located in a building within the Center (but not in Upper Uwchlan Township) and within a three (3) mile radius of the Premises, that is zoned to allow vivarium use. The Alternative Vivarium Space shall be equivalent in design and finish to the Vivarium Space specified in the Approved Final Plans. Upon identifying such Alternative Vivarium Space, Landlord shall notify Tenant, and Tenant shall have ten (10) days to either approve or reject such Alternative Vivarium Space and the means by which Landlord has arranged to obtain it (such approval not to be unreasonably withheld or conditioned).

53.4. Upon the entry of a final, unappealable judgement in favor of an appellant (“Appellant Judgement”) holding that the Zoning Amendment is ineffective (or which otherwise prohibits Tenant’s vivarium operations in the Vivarium Space), the following procedure shall apply:

A. Landlord shall be required to relocate Tenant’s entire business operations conducted at the Premises to comparable alternative space (“Replacement Facility”) located in the Center (but not in Upper Uwchlan Township), built out to specifications comparable in size and finish to the Existing Renovated Office Space and Put-Back Space in the Building and in accordance with Approved Final Plans with respect to the New Office Space and the Lab Space (including the Vivarium Space). If no existing building is then available meeting such requirements, Landlord shall construct and fit out a new building for Tenant’s occupancy, all at Landlord’s sole cost and expense, including any architectural fees incurred in connection with such construction and fit-out. Landlord shall use its best efforts to effect such relocation as soon as possible, but in no event for a period of more than twelve (12) months after the entry of the Appellant Judgement. Landlord shall pay Tenant $500.00 per day for every day the relocation is delayed beyond such twelve (12) month period, provided such delay is not the result of Tenant Delay. Landlord shall reimburse Tenant for all reasonable and verifiable costs incurred by Tenant to relocate from the Building to the Replacement Facility. Upon Tenant’s occupancy of the Replacement Facility, this Lease will be amended solely to change the description of the Premises, but this Lease shall continue in full force and effect in all other respects.

B. During any interim period between the entry of the Appellant Judgement and the relocation to the Replacement Facility, Tenant shall continue to occupy the Premises (other than the vivarium) and Landlord shall immediately provide Tenant with the Alternative Vivarium Space secured by Landlord pursuant to Section 53.4.B. above. Such Alternative Vivarium Space shall be made subject to all the provisions of this Lease on the same terms as provided in Section 53.1.B(iii). Landlord shall reimburse Tenant for all reasonable and verifiable costs incurred by Tenant to relocate from the Building to the Alternative Vivarium Space. If the Alternative Vivarium Space is not made available to Tenant for occupancy for any reason within thirty (30) days after the Appellant Judgement, Landlord shall pay Tenant $150.00 per day for every day such occupancy is delayed beyond such thirty (30) day period, provided such delay is not the result of Tenant Delay.

53.5. Upon the entry of a final unappealable judgement in favor of Landlord’s obligations under Section 53.4 shall terminate.

53.6. Any delay in achieving the occupancy or construction completion obligations of Landlord under this Lease caused by the zoning prohibition against animal research shall be deemed to be exclusively caused by Landlord. However, Landlord’s liability to Tenant (exclusive of the amounts due Tenant under Section 53.4. shall be limited to $150,000.00.

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(signature pages follow)

IN WITNESS WHEREOF, the Parties have caused this Lease to be duly executed the day and year first above written, intending to be legally bound hereby.

LANDLORD
700 PENNSYLVANIA DRIVE ASSOCIATES,
a joint venture organized and existing under the laws of Pennsylvania

By: HANKIN PROPERTIES PARTNERSHIP, a Pennsylvania limited partnership

By: Hankin Properties, Inc., its General Partner

By:	/s/ Robert S. Hankin
Robert S. Hankin, President

By: THE HANKIN GROUP, a Pennsylvania limited partnership

By: The Hankin Group, Inc.

By:	/s/ Robert S. Hankin
Robert S. Hankin, President

TENANT ADOLOR CORPORATION
a corporation organized and existing
under the laws of

Peter J. Schied
BY: S.V.P.

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